OFFER TO PURCHASE
                                  UP TO 10,860
                       BENEFICIAL ASSIGNMENT CERTIFICATES
                                       in
                      INDEPENDENCE TAX CREDIT PLUS L.P. III
                                       for
                            $750 NET PER BAC IN CASH
                                       by
                      LEHIGH TAX CREDIT PARTNERS III L.L.C.

--------------------------------------------------------------------------------
     THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00
       MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 9, 1998, UNLESS EXTENDED.
--------------------------------------------------------------------------------

     Lehigh Tax Credit Partners III L.L.C., a Delaware limited liability company (the "Purchaser") and an affiliate of the general partner of the Partnership (as defined below), hereby offers to purchase up to 10,860 of the issued and outstanding Beneficial Assignment Certificates ("BACs") representing assignments of limited partnership interests ("Limited Partnership Interests") in Independence Tax Credit Plus L.P. III, a Delaware limited partnership (the "Partnership"), at a purchase price of $750 per BAC, net to the seller in cash (the "Purchase Price"), without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented, modified or amended from time to time (which together constitute the "Offer"). The Purchase Price will be automatically reduced by $14 per BAC for each month (or part of a month) between December 15, 1998 and the date of transfer for BACs transferred after December 15, 1998. BACs HOLDERS WHO TENDER THEIR BACs WILL NOT BE OBLIGATED TO PAY ANY COMMISSIONS OR PARTNERSHIP TRANSFER FEES, WHICH COMMISSIONS AND FEES WILL BE BORNE BY THE PURCHASER. The 10,860 BACs sought pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 25% of the BACs outstanding as of the date of this Offer.
                              ---------------------
     THE PURCHASER AND RELATED INDEPENDENCE ASSOCIATES III L.P., THE GENERAL PARTNER OF THE PARTNERSHIP, ARE AFFILIATED.
                              ---------------------
     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF BACs BEING TENDERED. SEE SECTION 14 ("CONDITIONS OF THE OFFER").
                              ---------------------
     IN ORDER TO COMPLY WITH CERTAIN RESTRICTIONS SET FORTH IN THE
     PARTNERSHIP'S AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, TENDERS OF LESS THAN ALL BACs OWNED BY A BACs HOLDER THAT WOULD RESULT IN
     A BACs HOLDER HOLDING LESS THAN 5 BACs WILL NOT BE ACCEPTED.
                              ---------------------

Before tendering, BACs holders are urged to consider the following factors:

o BACs holders who have a present or future need for the tax credits and/or tax losses from the BACs may prefer to retain their BACs and not tender them pursuant to the Offer, or any other tender offer.

o Although the Purchaser cannot predict the future value of the Partnership's assets on a per BAC basis, the net after-tax benefit that would be realized from retaining ownership of BACs together with any cash distributions from operations and any net proceeds from a future sale of the properties owned by the Local Partnerships (as defined below) in which the Partnership has an interest (the "Properties") could be greater than or less than the Purchase Price. See Section 13 ("Purchase Price Considerations").

o If the Purchaser is successful in acquiring a significant number of BACs pursuant to the Offer, the Purchaser could, subject to the Standstill Agreement (as defined in the Glossary), be in a position to significantly influence all Partnership decisions on which BACs holders may vote, including decisions regarding removal of the General Partner, certain amendments to the Partnership Agreement (as defined in the Glossary) and dissolution of the Partnership.

o The Purchaser believes that the projected aggregate per BAC benefit of the Offer, together with the benefits already received by a BACs holder, compares favorably with the potential benefits the Purchaser believes a BACs holder will receive if he or she remains in the Partnership, together with the benefits already received by a BACs holder. See Section 13 ("Purchase Price Considerations").

                                   IMPORTANT

     Any (i) BACs holder, (ii) beneficial owner, in the case of BACs owned by Individual Retirement Accounts or Keogh Plans (a "Beneficial Owner"), or (iii) person who has purchased BACs but has not yet been reflected on the Partnership's books as a transferee of such BACs (an "Assignee"), desiring to tender any or all of such person's BACs should either (1) complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal, or a facsimile copy thereof, and any other required documents to the Purchaser at the address or facsimile number set forth below, or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Unless the context requires otherwise, references to BACs holders in this Offer to Purchase shall be deemed to also refer to Beneficial Owners and Assignees. Questions or requests for assistance may be directed to the Purchaser at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other related documents may be directed to the Purchaser.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH
RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     EACH BACs HOLDER IS URGED TO READ CAREFULLY THE ENTIRE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED DOCUMENTS.

                        For Additional Information Call:

                      Lehigh Tax Credit Partners III L.L.C.
                             Attn: Denise Bernstein
                           c/o Related Capital Company
                          625 Madison Avenue, 5th Floor
                            New York, New York 10022
                          Tel: 1-800-600-6422 ext. 2030
                                Fax: 212-751-3550

                                TABLE OF CONTENTS


                                                                                               Page
                                                                                               ----
INTRODUCTION ...............................................................................     1

THE TENDER OFFER ...........................................................................     4
    1.        Terms of the Offer ...........................................................     4
    2.        Proration; Acceptance for Payment and Payment for BACs .......................     5
    3.        Procedures for Tendering BACs ................................................     6
    4.        Withdrawal Rights ............................................................     7
    5.        Extension of Tender Period; Termination; Amendment ...........................     8
    6.        Certain Federal Income Tax Consequences ......................................     9
    7.        Effects of the Offer .........................................................    10
    8.        Purpose of the Offer; Future Plans ...........................................    12
    9.        Certain Information Concerning the Partnership ...............................    13
   10.        Certain Information Concerning the Purchaser .................................    21
   11.        Background of the Offer ......................................................    22
   12.        Source of Funds ..............................................................    23
   13.        Purchase Price Considerations ................................................    24
   14.        Conditions of the Offer ......................................................    25
   15.        Certain Legal Matters ........................................................    26
   16.        Certain Fees and Expenses ....................................................    27
   17.        Miscellaneous ................................................................    27

Appendix A.   Glossary of Defined Terms ....................................................   A-1

Schedule I.   Information with Respect to the Executive Officers and Directors of Lehigh Tax
              Credit Partners, Inc. and Everest Properties, Inc. ...........................   S-1

Schedule II.  Local Partnership Schedule ...................................................   S-3

Schedule III. Certain Information Concerning the Properties ................................   S-5

                      (This Page Intentionally Left Blank)

To the Holders of Beneficial Assignment Certificates of Independence Tax Credit
                                 Plus L.P. III:

                                  INTRODUCTION

     Lehigh Tax Credit Partners III L.L.C., a Delaware limited liability company (the "Purchaser") and an affiliate of the general partner of the Partnership (as defined below), hereby offers to purchase up to 10,860 of the issued and outstanding Beneficial Assignment Certificates ("BACs") representing limited partnership interests in Independence Tax Credit Plus L.P. III, a Delaware limited partnership (the "Partnership"), at a purchase price of $750 per BAC, net to the seller in cash (the "Purchase Price"), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented, modified or amended from time to time (which together constitute the "Offer"). The Purchase Price will be automatically reduced by $14 per BAC for each month (or part of a month) between December 15, 1998 and the date of transfer for BACs transferred after December 15, 1998. BACs holders who tender their BACs will not be obligated to pay any commissions or Partnership transfer fees, which commissions and fees will be borne by the Purchaser. The 10,860 BACs sought pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 25% of he BACs issued and outstanding as of the date of this Offer.

     The Purchaser is affiliated with Related Independence Associates III L.P., the general partner of the Partnership (the "General Partner"). In order to comply with certain restrictions set forth in the Partnership's Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), tenders of less than all BACs owned by a BACs holder that would result in a BACs holder holding less than 5 BACs will not be accepted.

     The Purchaser is making this Offer because it believes that the BACs represent an attractive investment at the price offered based upon, in part, the expected remaining Tax Credits (as defined below) and tax losses. There can be no assurance, however, that the Purchaser's judgment is correct, and, as a result, ownership of BACs (either by the Purchaser or BACs holders who retain their BACs) will remain a speculative investment. The Purchaser is acquiring the BACs for investment purposes and does not intend to make any effort to change current management or the operations of the Partnership. Because the Purchaser is affiliated with the General Partner, the Purchaser's acquisition of BACs may have the effect of making any future change of current management more difficult. The Purchaser has no current plans for any extraordinary transaction involving the Partnership.

     Factors to be considered by BACs holders. In considering the Offer, BACs holders are urged to consider the following factors:

o BACs holders who have a present or future need for the Tax Credits and/or tax losses from the BACs may prefer to retain their BACs and not tender them pursuant to the Offer, or any other tender offer.

o Although the Purchaser cannot predict the future value of the Partnership's assets on a per BAC basis, the net after-tax benefit that would be realized from retaining ownership of the BACs together with any cash distributions from operations and any net proceeds from a future sale of the properties owned by the Local Partnerships in which the Partnership has an interest (the "Properties") could be greater than or less than the Purchase Price. See Section 13 ("Purchase Price Considerations").

o There may be a conflict between the desire of the Purchaser to acquire the BACs at a low price and the desire of the BACs holders to sell their BACs at a high price. Therefore, BACs holders might receive greater value if they hold their BACs, rather than tender, continue to be allocated Tax Credits and tax losses, and receive any distributions from operations and any proceeds, if any, from the liquidation of the Partnership. Alternatively, BACs holders may prefer to receive the Purchase Price now rather than wait to be allocated future Tax Credits and tax losses and uncertain future cash distributions. The return to BACs holders could be higher or lower than the Purchase Price for persons who retain their BACs.

o BACs holders should note that the most recent trading activity in the BACs occurred in July, 1997. The selling price for BACs reported in the limited and sporadic secondary market during the two-month period ended July 31, 1997 was $850. No trading of BACs has occurred since July, 1997 through August 31, 1998 (the last date for which public information concerning trading in BACs is available). See Section 13 ("Purchase Price Considerations"). Such secondary market selling prices, however, do not take into account commissions charged by secondary market makers effectuating such sales which the Purchaser believes, based on a typical 5 BAC sales transaction, range from 5% to 8.75% of the sales price (which would result in a reduction of the net proceeds to the seller of approximately $42.50 to approximately $74.38 per BAC). Additionally, because the BACs are less valuable with the passage of time since fewer Tax Credits remain, the Purchaser believes the price per BAC should be reduced by at least $10 for each passing month, or a total of approximately $160 per BAC from August 1, 1997 to November 30, 1998. Therefore, the Purchaser believes the value of BACs on November 30, 1998, based upon the most recently reported secondary market sales, net of sales commissions, would be approximately $605.62 to $637.50 per BAC. The Purchase Price represents a premium to this range of values. However, the secondary market prices reported in the limited and sporadic secondary market may not reflect the actual value of the BACs in light of the limited trading in such market. Furthermore, in arriving at a purchase price, the Purchaser did not attempt to obtain current independent valuations or appraisals of the underlying assets owned by the Partnership.

o The Offer is being made in order to acquire BACs for investment purposes. The Purchaser intends to sell, and has begun the process of selling, membership interests in the Purchaser to third parties (predominantly corporations) with a need for the Tax Credits and/or tax losses attributable to the tendered BACs. The aggregate sales price of the Purchaser's membership interests to third parties will be equal to the aggregate purchase price for the tendered BACs and all other securities acquired by the Purchaser pursuant to secondary market transactions, together with the expenses associated therewith, the expenses associated with the Purchaser's sale of membership interests and the prepayment of certain fees and expenses in connection with the Purchaser's operations. Neither the Purchaser nor its current members will derive a profit from the sale of the Purchaser's membership interests. However, in connection with such sales and in consideration for structuring this transaction and for certain services to be performed for the Purchaser, it is expected that affiliates of the Purchaser will earn substantial fees. These fees will be dependent, in part, on the amount third parties are willing to pay for membership interests and the amount of membership interests sold. There can be no assurance, however, that any membership interests in the Purchaser will be sold or at what price. See Item 8, Purpose of the Offer; Future Plans.

o If the Purchaser is successful in acquiring a significant number of BACs pursuant to the Offer, the Purchaser could, subject to the Standstill Agreement (as defined in the Glossary), be in a position to significantly influence all Partnership decisions on which BACs holders may vote. Additionally, because the Purchaser is affiliated with the General Partner, the Purchaser's acquisition of BACs may have the effect of making any future change of the Partnership's current management more difficult. If the maximum number of BACs sought by the Purchaser is tendered and accepted for payment pursuant to the Offer, the Purchaser will own approximately 25% of the outstanding BACs. After October 6, 2008 (the "Standstill Expiration Date"), the ownership of tendered BACs by the Purchaser could effectively
     (i) prevent non-tendering BACs holders from taking actions they desire but that the Purchaser opposes and (ii) enable the Purchaser to take actions desired by it but opposed by certain non-tendering BACs holders. Under the Partnership Agreement, Limited Partners and BACs holders holding more than 50% of aggregate Limited Partnership Interests and BACs representing Limited Partnership Interests are entitled, either directly or through the Assignor Limited Partner, as the case may be, to take action with respect to a variety of matters, including: approving the dissolution of the Partnership; approving the removal of any General Partner and proposing and approving a replacement therefor; approving or disapproving the sale of all or substantially all of the assets of the Partnership; and most types of amendments to the Partnership Agreement. Although the Purchaser does not have any current intentions with regard to any of these matters, it will, following the Standstill Expiration Date, vote the BACs acquired pursuant to the Offer in its interest, which may, or may not, be in the best interest of non-tendering BACs holders. Until the Standstill Expiration Date, the Purchaser has agreed to vote its BACs in the same manner as the majority of all voting BACs holders; provided, however, the Purchaser shall be entitled to vote its BACs as it determines with regard to any proposal
     (i) to remove the General Partner or (ii) concerning the reduction of any fees, profits, distributions or allocations for the benefit of the General Partner or its affiliates.

o Many of the properties owned by the Local Partnerships in which the Partnership has an interest began to qualify for Housing Tax Credits in 1995 and 1997. Housing Tax Credits are generally available for 10 years. The amount of the Housing Tax Credits claimed by the Partnership was $4,324,222 for the calender year 1998 (through November 30, 1998), $3,683,727 for the 1997 calendar year, $2,386,725 for the 1996 calendar year, and $2,371,629 for the 1995 calendar year. Although there can be no assurance as to whether

     Housing Tax Credits will continue to be available, the Purchaser estimates that a total of approximately $1011.77 Housing Tax Credits per BAC will be available during the period beginning December 1, 1998 and ending December 31, 2009. In addition, although there can be no assurance as to whether tax losses will continue to be available, in calendar year 1997 each BAC was allocated approximately $57 of tax losses and the Purchaser estimates that each BAC will be allocated (a) approximately $74 of tax losses per year through December 31, 2011, and (b) approximately $203 of taxable income upon a liquidation of the Partnership, assuming no cash distributions are made. Actual future tax benefits may differ significantly from the foregoing estimates. Tax losses are less valuable than tax credits because tax losses can reduce income (thereby resulting in a savings equal to the product of the tax loss and the taxpayer's applicable tax rate) and require a reduction in tax basis (which may cause taxable income to be recognized in subsequent years), whereas tax credits result in a dollar-for-dollar reduction in tax liability. BACs holders should consider whether the benefits of the Offer, including the Purchase Price, are more valuable to them than the present value of anticipated future tax benefits. See Section 13 ("Purchase Price Considerations").

     BACs holders may no longer wish to continue with their investment in the Partnership for a number of reasons, including:

o Although there are some limited resale mechanisms available to the BACs holders wishing to sell their BACs, there is no formal or organized trading market for the BACs. The Partnership's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 (the "Form 10-K") states: "Neither the BACs nor the Limited Partnership Interests are traded on any established trading market. The Partnership does not intend to include the BACs for quotation on NASDAQ or for listing on any national or regional stock exchange or any other established securities market." Accordingly, BACs holders who desire resale liquidity may wish to consider the Offer. The Offer affords a significant number of BACs holders with an opportunity to dispose of their BACs for cash, which alternative otherwise might not be available to them. The Purchase Price is not intended to represent either the fair market value of a BAC or the fair market value of the Tax Credits and tax losses attributable to each BAC and the Partnership's assets on a per BAC basis.

o The Offer will provide BACs holders with an immediate opportunity to liquidate their investment in the Partnership without the usual transaction costs associated with market sales or partnership transfer fees.

o The Purchaser believes that the projected aggregate per BAC benefit from the Offer, together with the benefits received since 1994, total approximately $1,380. Such benefits include $750 (the Purchase Price) plus $293 (representing the Tax Credits allocated through November 30, 1998) plus approximately $80 (representing the tax savings, assuming a tax rate of 20% for capital gain and 36% for ordinary income, attributable to the use of a capital loss of $27 and an ordinary loss of $208 the Purchaser believes an individual BACs holder will realize if all of his BACs are sold in the Offer and the individual has not previously used such losses to offset passive income) plus approximately $275 (representing the assumed return on the reinvestment of the Purchase Price at 4% for approximately 12 years, discounted at a rate of 8%) less approximately $18 (representing a recapture of Historic Tax Credits). See Section 13 ("Purchase Price Considerations"). The Purchaser believes that such aggregate projected benefit compares favorably with the potential benefits to a BACs holder who remains in the Partnership (together with the benefits received since
     1994), continuing to receive Tax Credits, and assuming a return of the present value of the original investment of $1,000 as, and if, the 20 properties owned by the Local Partnerships in which the Partnership has an interest are sold for amounts in excess of the then existing indebtedness and other liabilities. The aggregate of such potential benefits (including Tax Credits allocated through November 30, 1998) is estimated by the Purchaser to be approximately $1,350. BACs HOLDERS SHOULD CONSULT WITH THEIR RESPECTIVE TAX AND OTHER ADVISORS REGARDING THE CONSEQUENCES OF THE OFFER TO THEM.

o The Offer may be attractive for BACs holders whose circumstances have changed such that anticipated future allocation of Tax Credits and tax losses may no longer be beneficial to them.

o Acceptance of the Offer will eliminate any future risk to the selling BACs holder of recapture of the Tax Credits received, since such risk will be borne by the Purchaser. The Purchaser believes, however, that any risk of such recapture is minimal.

o General disenchantment with real estate investments and with long-term investments in limited partnerships because of, among other things, their illiquidity.

o The Offer may be attractive to certain BACs holders who wish in the future to avoid the continued additional expense, delay and complication in filing income tax returns which result from the ownership of BACs.

o The Offer provides BACs holders with the opportunity to liquidate their BACs and to reinvest the proceeds in other investments should they desire to do so.

o The Purchaser believes that the BACs represent an attractive investment at the Purchase Price based upon, in part, the expected remaining Tax Credits and tax losses. There can be no assurance, however, that this judgment is correct. Therefore, ownership of BACs will remain a speculative investment.

     Following the completion of the Offer and subject to the terms of the Standstill Agreement, the Purchaser and its affiliates may acquire additional BACs. Any such acquisitions may be made through private purchases, through one or more future tender offers or by any other means deemed advisable, and may be at prices higher or lower than the price to be paid for the BACs purchased pursuant to the Offer. See Section 8 ("Purpose of the Offer; Future Plans").

     The Offer is not conditioned upon any minimum number of BACs being tendered. If, as of the Expiration Date, more than 10,860 BACs are validly tendered and not properly withdrawn, the Purchaser will only accept for purchase on a pro rata basis 10,860 BACs, subject to the terms and conditions herein. See
Section 14 ("Conditions of the Offer").

     BACs holders are urged to consider carefully all of the information contained herein before accepting the Offer.

     The Purchaser expressly reserves the right, in its sole discretion and for any reason, to terminate the Offer at any time and to waive any or all of the conditions of the Offer, although the Purchaser does not presently intend to waive any such conditions. See Section 7 ("Effects of the Offer"). In order to comply with certain restrictions set forth in the Partnership Agreement, tenders of less than all BACs owned by a BACs holder that would result in a BACs holder holding less than 5 BACs will not be accepted.

     According to the Form 10-K, there were 43,440 BACs issued and outstanding, which represent 43,440 Limited Partnership Interests issued to the Assignor Limited Partner. The Form 10-K reports that as of June 12, 1998 the Partnership had 2,818 registered holders of the issued and outstanding BACs. The Purchaser owns 57 BACs.

     Certain historical and factual statements and information contained in this Offer to Purchase pertaining to the Partnership (such as information with respect to the properties owned by the Local Partnerships in which the Partnership has an interest or the financial statements of the Partnership) were taken directly from statements and information included in the reports and documents publicly filed by the Partnership with the Securities and Exchange Commission (the "Commission"). The Purchaser did not prepare any such information and makes no representation as to the accuracy or completeness of such statements or information.

     Each BACs holder must make his or her own decision whether to accept the Offer based on his or her particular circumstances. BACs holders should consult with their respective advisors about the financial, tax, legal and other implications to them of accepting the Offer. BACs holders are urged to read this Offer to Purchase, the related Letter of Transmittal and the other accompanying materials carefully before deciding whether to tender their BACs.

                                THE TENDER OFFER

     1. Terms of the Offer.

     Upon the terms of the Offer (including the terms and conditions of any extension or amendment of the Offer), the Purchaser will accept for payment and pay for up to 10,860 BACs that are validly tendered on or prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with
Section 4 ("Withdrawal Rights"). The term "Expiration Date" shall mean 12:00 midnight, New York City time, on November 9, 1998, unless the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

     IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE PURCHASE PRICE OFFERED TO BACs HOLDERS, SUCH INCREASED PURCHASE PRICE SHALL BE PAID FOR ALL BACs ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, WHETHER OR NOT SUCH BACs WERE TENDERED PRIOR TO THE INCREASE OF THE PURCHASE PRICE.

     The Offer is conditioned on satisfaction of certain conditions. See Section 14 ("Conditions of the Offer"). The Purchaser reserves the right (but shall not be obligated), in its sole discretion, to waive any or all of such conditions. If, on or prior to the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser may (i) decline to purchase any of the BACs tendered, terminate the Offer and return all tendered BACs to tendering BACs holders, (ii) waive all the then unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all BACs validly tendered, (iii) extend the Offer and, subject to the right of BACs holders to withdraw BACs until the Expiration Date, retain the BACs that have been tendered during the period or periods for which the Offer is extended, or
(iv) amend the Offer.

     At the request of the Purchaser, and pursuant to Rule 14d-5 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), this Offer to Purchase, the related Letter of Transmittal and, if required, any other relevant materials are being mailed, at the Purchaser's expense, by the Partnership to BACs holders, Beneficial Owners and Assignees who hold BACs, to the extent their names and addresses are reflected on the books and records of the Partnership.

     2. Proration; Acceptance for Payment and Payment for BACs.

     If more than 10,860 BACs are validly tendered on or prior to the Expiration Date and not properly withdrawn on or prior to the Expiration Date, the Purchaser will only accept for payment, upon the terms and subject to the conditions of the Offer, and pay for an aggregate of 10,860 BACs so tendered, pro rata according to the number of BACs validly tendered and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid purchases that would violate the transfer restrictions in Section 7.1 of the Partnership Agreement (the "Transfer Restrictions"). If the number of BACs validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 10,860 BACs, the Purchaser will purchase all BACs so tendered and not properly withdrawn, upon the terms and subject to the conditions of the Offer.

     If proration of tendered BACs is required, and because of the difficulty of determining the proration results, the Purchaser may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to the Purchaser's obligation under Rule 14e-1(c) under the Exchange Act, to pay BACs holders the Purchase Price in respect of BACs tendered or return those BACs promptly after the termination or withdrawal of the Offer, the Purchaser does not intend to pay for any BACs accepted for payment pursuant to the Offer until the final proration results are known.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all BACs validly tendered and not withdrawn in accordance with Section 4 on or prior to the Expiration Date as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, BACs pending receipt of any regulatory or governmental approvals specified in Section 15 ("Certain Legal Matters") or pending receipt of any additional documentation required by the Letter of Transmittal. In all cases, payment for BACs accepted for payment pursuant to the Offer will be made only after timely receipt by the Purchaser of (a) the Letter of Transmittal properly completed and duly executed and (b) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered BACs when, as and if such BACs are received by the Purchaser pursuant to the Offer. No tender of BACs will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. Upon the terms and subject to the conditions of the Offer, payment for BACs tendered and accepted for payment pursuant to the Offer will in all cases be the Purchaser, who will transmit payment to tendering BACs holders.

     The Purchase Price will be automatically reduced by $14 per BAC for each month (or part of a month) between December 15, 1998 and the date of transfer for BACs transferred after December 15, 1998. Under no circumstances will the Purchaser pay interest on the Purchase Price for BACs.

     If any tendered BACs are not purchased pursuant to the Offer for any reason, the Letter of Transmittal with respect to such BACs will be destroyed by the Purchaser. If, for any reason whatsoever, acceptance for payment of or payment for any BACs tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for BACs tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 14 ("Conditions of the Offer"), the Purchaser, subject to Rule 14e-1(c) under the Exchange Act, may retain tendered BACs, and such BACs may not be withdrawn except to the extent that the tendering BACs holder is entitled to withdrawal rights as described in Section 4 ("Withdrawal Rights").

     3. Procedures for Tendering BACs.

     Valid Tender. For BACs to be validly tendered pursuant to the Offer, a Letter of Transmittal or facsimile thereof properly completed and duly executed, together with any other documents required by the Letter of Transmittal, must be received by the Purchaser at its address or facsimile number on the back cover page of the Offer to Purchase on or prior to the Expiration Date. If tendering by facsimile, a BACs holder should subsequently send original copies of the Letter of Transmittal and any other documents required by the Letter of Transmittal to the Purchaser at its address on the back cover of the Offer to Purchase. In order to comply with certain restrictions set forth in the Partnership Agreement, tenders of less than all BACs owned by a BACs holder that would result in a BACs holder holding less than 5 BACs will not be accepted. See Instructions to the Letter of Transmittal.

     In order for a tendering BACs holder to participate in the Offer, BACs must be validly tendered and not withdrawn on or prior to the Expiration Date, which is 12:00 midnight, New York City time, on November 9, 1998, unless extended.

     The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering BACs holder and delivery will be deemed made only when actually received by the Purchaser. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding with respect to payment of the Purchase Price pursuant to the Offer, a tendering BACs holder must execute the Letter of Transmittal, thereby certifying such BACs holder's correct taxpayer identification number or social security number.

     FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Purchase Price plus the amount of Partnership liabilities allocable to each BAC purchased, each BACs holder must execute the Letter of Transmittal, thereby certifying such BACs holder's taxpayer identification number and address and that the BACs holder is not a foreign person.

     Appointment as Proxy; Power of Attorney. By executing and delivering the Letter of Transmittal, a tendering BACs holder irrevocably appoints the Purchaser and the designees of the Purchaser and each of them as such BACs holder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such BACs holder's rights with respect to the BACs tendered by such BACs holder and accepted for payment by the Purchaser (and with respect to any and all other BACs or other securities issued or issuable in respect of such BACs on or after the date hereof). All such proxies shall be considered irrevocable and coupled with an interest in the tendered BACs. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such BACs for payment. Upon such acceptance for payment, all prior proxies given by such BACs holder with respect to such BACs (and such other BACs and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The Purchaser and its designees will, with respect to the BACs (and such other BACs and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such BACs holder as it in its sole discretion may deem proper pursuant to the Partnership Agreement or otherwise. The Purchaser may assign such proxy and/or power of attorney to any person with or without assigning the related BACs with respect to which such proxy and/or power of attorney was granted. The Purchaser reserves the right to require that, in order for BACs to be deemed validly tendered, immediately upon the Purchaser's payment for such BACs, the Purchaser must be able to exercise full voting rights with respect to such BACs and other securities.

     In addition, pursuant to such appointment as attorneys-in-fact, the Purchaser and its designees each will have the power, among other things, (i) to seek to transfer ownership of such BACs on the books and records of the Partnership maintained by the Assignor Limited Partner (and execute and deliver any accompanying evidences of transfer and authenticity any of them may deem necessary or appropriate in connection therewith, including, without limitation, any documents or instruments required to be executed under the Partnership Agreement or a "Transferor's (Seller's) Application for Transfer" created by the NASD, if required), (ii) upon receipt by the BACs holder of the Purchase Price, to be allocated all Tax Credits and tax losses and to receive any and all distributions made by the Partnership after the Expiration Date, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such BACs in accordance with the terms of the Offer, (iii) to execute and deliver to the Partnership, the General Partner and/or the Assignor Limited Partner (as the case may be) a change of address form instructing the Partnership to send any and all future distributions to which the Purchaser is entitled pursuant to the terms of the Offer in respect of tendered BACs to the address specified in such form, and (iv) to endorse any check payable to or upon the order of such BACs holder representing a distribution, if any, to which the Purchaser is entitled pursuant to the terms of the Offer, in each case on behalf of the tendering BACs holder.

     Assignment of Entire Interest in the Partnership. By executing and delivering the Letter of Transmittal, a tendering BACs holder irrevocably assigns to the Purchaser and its assigns all of the direct and indirect right, title and interest of such BACs holder in the Partnership with respect to the BACs tendered and purchased pursuant to the Offer, including, without limitation, such BACs holder's right, title and interest in and to any and all Tax Credits and tax losses and any and all distributions made by the Partnership after the Expiration Date in respect of the BACs tendered by such BACs holder and accepted for payment by the Purchaser, regardless of the fact that the record date for any such distribution may be a date prior to the Expiration Date. Upon the Purchaser's acceptance of, and payment for, tendered BACs, a tendering BACs holder will no longer be entitled to any benefits as a BACs holder, regardless of whether such BACs holder retains a Beneficial Assignment Certificate. The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to any third party, the right to purchase BACs tendered pursuant to the Offer, together with its rights under the Letter of Transmittal, but any such transfer or assignment will not relieve the assigning party of its obligations under the Offer or prejudice the rights of tendering BACs holders to receive payment for BACs validly tendered and accepted for payment pursuant to the Offer.

     Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of BACs will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form, or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of BACs of any particular BACs holder whether or not similar defects or irregularities are waived in the case of other BACs holders.

     Assignee Status. Assignees must provide documentation to the Purchaser which demonstrates, to the satisfaction of the Purchaser, such person's status as an assignee of a BAC.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of BACs will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, any of its affiliates or assigns, if any, or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     The Purchaser's acceptance for payment of BACs tendered pursuant to the procedures described above will constitute a binding agreement between the tendering BACs holder and the Purchaser upon the terms and subject to the conditions of the Offer.

     4. Withdrawal Rights.

     Tenders of BACs made pursuant to the Offer are irrevocable, except that BACs tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after December 9, 1998.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Purchaser at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name(s) of the person(s) who tendered the BACs to be withdrawn, the number of BACs to be withdrawn and the name(s) of the registered holder(s) of the BACs, if different from that of the person(s) who tendered such BACs. Such notice of withdrawal must also be signed by the same person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed (including, if applicable, medallion signature guarantees). If the BACs are held in the name of two or more persons, all such persons must sign the notice of withdrawal. Any BACs properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following the procedures described in Section 3 ("Procedures for Tendering BACs").

     If, for any reason whatsoever, acceptance for payment of any BACs tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for BACs tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Purchaser may retain tendered BACs and such BACs may not be withdrawn except to the extent that the tendering BACs holder is entitled to and duly exercises withdrawal rights as described herein. The reservation by the Purchaser of the right to delay the acceptance or purchase of or payment for BACs is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Purchaser to pay the consideration offered or return BACs tendered by or on behalf of BACs holders promptly after the termination or withdrawal of the Offer.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of the Purchaser, any of its affiliates or assigns, if any, or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. Extension of Tender Period; Termination; Amendment.

     The Purchaser reserves the right, in its sole discretion and regardless of whether any of the conditions set forth in Section 14 ("Conditions of the Offer") shall have been satisfied, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any BACs, (ii) to terminate the Offer and not accept for payment any BACs not already accepted for payment or paid for, and (iii) to amend the Offer in any respect.

     If the Purchaser increases or decreases either the number of the BACs being sought or the consideration to be paid for any BACs pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until, at a minimum, the expiration of such period of 10 business days. If the Purchaser makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, the Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow BACs holders to consider the amended terms of the Offer.

     The Purchaser also reserves the right, in its sole discretion, if any of the conditions specified under Section 14 ("Conditions of the Offer") shall not have been satisfied and so long as BACs have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for BACs or to terminate the Offer and not accept for payment or pay for BACs.

     If the Purchaser extends the period of time during which the Offer is open, delays acceptance for payment of or payment for BACs or is unable to accept for payment or pay for BACs pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Purchaser may retain all BACs tendered, and such BACs may not be withdrawn except as otherwise provided under Section 4 ("Withdrawal Rights"). The reservation by the Purchaser of the right to delay acceptance for payment of or payment for BACs is subject to applicable law, which requires that the Purchaser pay the consideration offered or return the BACs deposited by or on behalf of BACs holders promptly after the termination or withdrawal of the Offer.

     Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, the Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     6. Certain Federal Income Tax Consequences.

     The following summary is a general discussion of certain federal income tax consequences of a sale of BACs pursuant to the Offer assuming that the Partnership is a partnership for federal income tax purposes and that it is not a "publicly traded partnership" as defined in Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code, applicable Treasury Regulations thereunder, administrative rulings, practice and procedures and judicial authority as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular BACs holder in light of such BACs holder's specific circumstances or to certain types of BACs holders subject to special treatment under the federal income tax laws (for example, foreign persons (if any), dealers in securities, banks, insurance companies and tax-exempt entities), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of BACs pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. EACH BACs HOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH BACs HOLDER OF SELLING BACs PURSUANT TO THE OFFER, INCLUDING, WITHOUT LIMITATION, FEDERAL, STATE AND LOCAL TAX CONSEQUENCES.

     Consequences to Tendering BACs holder. A BACs holder will recognize gain or loss on a sale of BACs pursuant to the Offer equal to the difference between (i) the BACs holder's "amount realized" on the sale and (ii) the BACs holder's adjusted tax basis in the BACs sold. The "amount realized" with respect to a BAC sold pursuant to the Offer will be a sum equal to the amount of cash received by the BACs holder for the BAC plus the amount of Partnership liabilities allocable to the BAC (as determined under Code Section 752). The amount of a BACs holder's adjusted tax basis in BACs sold pursuant to the Offer will vary depending upon the BACs holder's particular circumstances, and will be affected by allocations of Partnership income, gain or loss, and any historic tax credits to a BACs holder with respect to such BACs. In this regard, tendering BACs holders will be allocated a pro rata share of the Partnership's taxable income or loss with respect to BACs sold pursuant to the Offer through the effective date of the sale.

     Tendering BACs holders who have not utilized passive losses: A BACs holder who sells his or her BACs pursuant to this Offer will receive $750 of proceeds per BAC that may result in a tax loss of approximately $27 per BAC, which loss could be available to reduce income from other sources. In addition, if an individual sells all of his or her BACs, unused passive losses of up to approximately $208 per BAC may be available to offset other income of such BACs holder. Tendering BACs holders who have utilized passive losses: An individual BACs holder who sells his or her BACs pursuant to this Offer, who acquired BACs pursuant to the original offering of BACs by the Partnership and who has utilized all of his passive losses is expected to recognize a tax loss of approximately $27 per BAC.

     In general, the character (as capital or ordinary) of BACs holder's gain or loss on a sale of a BAC pursuant to the Offer will be determined by allocating the BACs holder's amount realized on the sale and his adjusted tax basis in the BACs sold between "Section 751 items," which are "inventory items of the partnership" and "unrealized receivables" (including depreciation recapture) as defined in Code Section 751, and non-Section 751 items. The difference between the portion of the BACs holder's amount realized that is allocable to Section 751 items and the portion of the BACs holder's adjusted tax basis in the BACs sold that is so allocable will be treated as ordinary income or loss, and the difference between the BACs holder's remaining amount realized and adjusted tax basis will be treated as capital gain or loss assuming the BACs were held by the BACs holder as a capital asset. The Purchaser believes that substantially all of any tax loss realized on a sale of BACs pursuant to the Offer will be treated as a capital loss under these rules, although it is possible, because a BACs holder's adjusted tax basis in the BACs sold will be allocated to Section 751 items based on the Partnership's tax basis in these items, that a BACs holder may recognize ordinary income with respect to the portion of the BACs holder's amount realized on the sale of a BAC that is attributable to Section 751 items while recognizing a capital loss with respect to the balance of the selling price.

     Under current law, long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum marginal federal income tax rate of 20% with respect to assets held more than one year, whereas the maximum marginal federal income tax rate for other income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.

     Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year, and closely held corporations may not offset such losses against so-called "portfolio" income. If a BACs holder is subject to these restrictions and has unused tax losses from prior years, such tax losses will generally become available upon a sale of BACs, provided the BACs holder sells all his BACs. If a BACs holder is unable to sell all his BACs, the deductibility of such losses would continue to be subject to the passive activity loss limitation until the BACs holder sells his remaining BACs. See Section 7 ("Effects of the Offer").

     In certain cases, the transfer of an interest in a partnership from which tax credits were allocated can result in a recapture of the tax credits to the seller (i.e., the seller would be required to pay an additional amount of tax equal to the credit "recaptured"). A disposition by a BACs holder of his entire interest in the Partnership within five years from the date property for which the Historic Tax Credit was claimed was placed in service will trigger a recapture of a portion of the Historic Tax Credits previously claimed by the BACs holder. The Purchaser anticipates that $18 per BAC of Historic Tax Credits will be recaptured with respect to BACs acquired in the original offering. The transfer of an interest in an entity that has generated Housing Tax Credits generally results in a recapture of a portion of the Housing Tax Credits. However, an exception to this rule is provided for partnerships with 35 or more partners, such as the Partnership. In order for this rule to be applicable, within a 12-month period at least 50% (in value) of the ownership of the Partnership must remain unchanged. The Purchaser anticipates that, as a result of this rule, the sale of BACs will not cause a recapture of Housing Tax Credits.

     A BACs holder (other than corporations and certain foreign individuals) who tenders BACs may be subject to 31% backup withholding unless the BACs holder provides a taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that he is awaiting a TIN. A BACs holder may avoid backup withholding by properly completing and signing the Letter of Transmittal. If a BACs holder does not properly complete and sign the Letter of Transmittal, thereby failing to make the requisite certifications, the Purchaser is required to withhold 31% from payments to such BACs holder.

     Gain realized by a foreign BACs holder on a sale of a BAC pursuant to the Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering BACs holder from the Purchase Price payable to such BACs holder unless the BACs holder properly completes and signs the Letter of Transmittal certifying the BACs holder's TIN, that such BACs holder is not a foreign person and the BACs holder's address. Amounts withheld would be creditable against a foreign BACs holder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

     Consequences to a Non-Tendering BACs holder. The Purchaser does not anticipate that a BACs holder who does not tender his or her BACs will realize any material tax consequences as a result of the election not to tender. The Purchaser has retained an independent law firm which will deliver an opinion that consummation of the Offer will not result in the Partnership being treated as a publicly-traded partnership for federal income tax purposes. There can be no assurance, however, that the Internal Revenue Service (the "IRS") will agree with the conclusions reached in such opinion. There is no precedent governing whether the Offer will cause the Partnership to be treated as a publicly-traded partnership for federal income tax purposes. If the IRS successfully asserted that the Partnership should be treated as a publicly-traded partnership, investors who are subject to the passive activity loss rules would not be able to use tax losses derived from the Partnership to offset income from sources other than the Partnership prior to the investor's disposition of his entire interest in the Partnership.

     7. Effects of the Offer.

     Certain Restrictions on Transfer of Interests. The Partnership Agreement restricts transfers of BACs if, among other things, such transfer would cause a termination of the Partnership for federal income tax purposes (which termination would occur when BACs that represent 50% or more of the total Partnership capital and profits are transferred within a twelve-month period). Consequently, sales of BACs in the secondary market and in private transactions during the twelve-month period following completion of the Offer may be restricted, and requests for transfers of BACs during such twelve-month period may not be recognized. The Purchaser does not intend to purchase BACs to the extent such purchase would violate the transfer restrictions set forth in the Partnership Agreement. Based on information provided by the Partnership, for the period from September 1, 1997 to September 30, 1998, no BACs were transferred. Therefore, the Purchaser does not believe the number of BACs sought in the Offer will violate the Transfer Restrictions.

     Effect on Trading Market; Registration Under Section 12(g) of the Exchange Act. If a substantial number of BACs are purchased pursuant to the Offer, the result will be a reduction in the number of BACs holders. In the case of certain kinds of equity securities like the BACs, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. The Form 10-K states:
"Neither the BACs nor the Limited Partnership Interests are traded on any established trading market. The Partnership does not intend to include the BACs for quotation on NASDAQ or for listing on any national or regional stock exchange or any other established securities market." Therefore, the Purchaser does not believe a reduction in the number of BACs holders will materially further restrict the BACs holders' ability to find purchasers for their BACs through secondary market transactions.

     Partnership Profiles, Inc., which publishes the Partnership Spectrum, tracks recent trades in certain limited partnership interests. The most recent issue of the Partnership Spectrum (July/August 1997) in which trades in the BACs were reported indicates that 20 BACs traded in the period from July 1, 1997 through August 31,1997 at a per BAC price of $850, exclusive of commissions and transfer costs.

     The BACs currently are registered under Section 12(g) of the Exchange Act, which means, among other things, that the Partnership is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. The Purchaser does not expect or intend that consummation of the Offer will cause the BACs to cease to be registered under Section 12(g) of the Exchange Act. If the BACs were to be held by fewer than 300 persons, the Partnership could apply to de-register the BACs under the Exchange Act. Because the BACs are widely held, however, the Purchaser expects that even if it purchases the maximum number of BACs in the Offer, the BACs will continue to be held of record by substantially more than 300 persons.

     Influence over All BACs Holder Voting Decisions by Purchaser. Pursuant to the Partnership Agreement, the Purchaser, through the Assignor Limited Partner, will have the right to vote each BAC purchased by it pursuant to the Offer. If the Purchaser is successful in acquiring a significant number of BACs pursuant to the Offer, the Purchaser could, subject to the Standstill Agreement, be in a position to significantly influence all Partnership decisions on which BACs holders, through the Assignor Limited Partner, and Limited Partners, collectively, may vote. If the maximum number of BACs sought by the Purchaser is tendered and accepted for payment pursuant to the Offer, the Purchaser will own approximately 25% of the outstanding BACs. After the Standstill Expiration Date, the ownership of tendered BACs by the Purchaser could effectively (i) prevent non-tendering BACs holders from taking actions they desire but that the Purchaser opposes and (ii) enable the Purchaser to take actions desired by it but opposed by non-tendering BACs holders. Generally, under the Partnership Agreement, holders of more than 50% of the Limited Partnership Interests and BACs (which represent Limited Partnership Interests) are entitled, directly or through the Assignor Limited Partner, as the case may be, to take action with respect to a variety of matters, including: approving the removal of any General Partner and proposing and approving a replacement therefor; approving the dissolution of the Partnership; approving or disapproving the sale of all or substantially all of the assets of the Partnership; and most types of amendments to the Partnership Agreement. No such votes have, however, ever been taken and the General Partner has indicated that none are presently scheduled or expected. Although the Purchaser does not have any current plans or intentions with regard to any of these matters, it will, following the Standstill Expiration Date, vote the BACs acquired pursuant to the Offer in its interest, which may, or may not, be in the best interest of non-tendering BACs holders. Until the Standstill Expiration Date, the Purchaser has agreed to vote its BACs in the same manner as a majority of all voting BACs holders; provided, however, the Purchaser shall be entitled to vote its BACs as it determines with regard to any proposal (i) to remove the General Partner or (ii) concerning the reduction of any fees, profits, distributions or allocations for the benefit of the General Partner or its affiliates.

     It is likely that the Purchaser, which is affiliated with the General Partner, will vote all of its BACs to continue the General Partner as the general partner of the Partnership and in a manner that is otherwise consistent with the decisions and recommendations of the General Partner, including as they relate to matters involving transactions between the Partnership and affiliates of the Purchaser. Therefore, the Purchaser's acquisition of BACs may have the effect of making any future change of the Partnership's policies and/or current management more difficult.

     8. Purpose of the Offer; Future Plans.

     Purpose of the Offer. The purpose of the Offer is to enable the Purchaser to acquire a significant interest in the Partnership for investment purposes based on its expectation that the Partnership will continue to generate Tax Credits and tax losses attributable to the BACs. The Purchaser intends to sell, and has begun the process of selling, membership interests in the Purchaser to third parties with a need for Tax Credits and/or tax losses. The aggregate sales price of the Purchaser's membership interests to third parties will be determined so as to be equal to the aggregate purchase price for the tendered BACs and all other securities acquired by the Purchaser pursuant to secondary market transactions and other tender offers conducted to date, together with the expenses associated therewith, the expenses associated with the Purchaser's sale of membership interests and the prepayment of certain fees and expenses in connection with the Purchaser's operations.


     Neither the Purchaser nor its current members will derive a profit from the sale of the Purchaser's membership interests. However, affiliates of the Purchaser will earn substantial fees in connection with such sales, for structuring this transaction and for performing certain services for the Purchaser. Such fees may include, without limitation, an offering and organization fee, acquisition fee and a partnership management fee. The total fees may be as much as 11% of the entire amount of funded capital commitments received by the Purchaser in connection with its sale of membership interests. Purchaser has not sold any membership interests as of the date hereof and the approximate maximum aggregate offering price of membership interests is $10,740,000.


     Another purpose of the Offer is to allow BACs holders who have a current or anticipated need or desire for liquidity to sell their BACs. An additional purpose of the Offer is to establish a standard against which any subsequent tender offers for BACs can be judged.

     The Purchaser does not currently intend to make any effort to change current management or the operation of the Partnership nor does it have any current plans or intentions for any extraordinary transaction involving the Partnership. However, the Purchaser's plans with respect to its investment in the BACs could change at any time in the future. If such plans with respect to the Partnership change in the future, the ability of the Purchaser to influence actions on which BACs holders (through the Assignor Limited Partner) have a right to vote will depend on the BACs holders' response to the Offer (i.e., the number of BACs tendered). If the Purchaser acquires only a small number of BACs pursuant to the Offer, it will not be in a position to influence matters over which BACs holders have a right to vote. Conversely, if the maximum number of BACs sought are tendered and accepted for payment pursuant to the Offer, the Purchaser will own approximately 25% of the issued and outstanding BACs and, as a result, will, subject to the Standstill Agreement, be in a position to exert significant influence over matters on which BACs holders (through the Assignor Limited Partner) have a right to vote. The purchase of the BACs will allow the Purchaser to benefit from any of the following: (a) any and all Tax Credits and tax losses attributable to such BACs; (b) any cash distributions from Partnership operations in the ordinary course of business; (c) distributions, if any, of net proceeds from the sale of any Properties after the Partnership has satisfied its liabilities; and (d) any distributions of net proceeds from the dissolution of the Partnership.

     Future Plans. Following the completion of the Offer and subject to the terms of the Standstill Agreement, the Purchaser and its affiliates may acquire additional BACs. Any such acquisition may be made through private purchases, through one or more future tender offers or by any other means deemed advisable, and may be at prices higher or lower than the price to be paid for the BACs purchased pursuant to the Offer. Additionally, the Purchaser has sold and may continue to sell membership interests in the Purchaser to third parties with a need for Tax Credits and/or tax losses. The aggregate sales price of the Purchaser's membership interests to third parties was determined so as to be equal to the aggregate purchase price for the tendered BACs and all other securities acquired by the Purchaser pursuant to secondary market transactions and other tender offers conducted to date, together with the expenses associated therewith, the expenses associated with the Purchaser's sale of membership interests and the prepayment of certain fees and expenses in connection with the Purchaser's operations.

     Pursuant to the Standstill Agreement with the Partnership and the General Partner (a copy of which has been filed as Exhibit (c)(1) to the Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission on October 9,
1998), the Purchaser agreed that, prior to the Standstill Expiration Date, it will not and it will cause certain affiliates not to (i) seek to propose to enter into, directly or indirectly, any merger, consolidation, business combination, sale or acquisition of assets, liquidation, dissolution or other similar transaction involving the Partnership, (ii) form, join or otherwise participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange
Act) with respect to any voting securities of the Partnership, except that those affiliates bound by the Standstill Agreement will not be deemed to have violated it and formed a "group" solely by acting in accordance with the Standstill Agreement, (iii) disclose in writing to any third party any intention, plan or arrangement inconsistent with the terms of the Standstill Agreement, or (iv) loan money to, advise, assist or encourage any person in connection with any action inconsistent with the terms of the Standstill Agreement. By the terms of the Standstill Agreement, the Purchaser has also agreed to vote its BACs in the same manner as a majority of all voting BACs holders; provided, however, the Purchaser is entitled to vote its BACs as it determines with regard to any proposal (i) to remove the General Partner or (ii) concerning the reduction of any fees, profits, distributions or allocations for the benefit of the General Partner or its affiliates.

     9. Certain Information Concerning the Partnership.

     Information included herein concerning the Partnership is derived from the Partnership and its publicly filed reports. Additional financial and other information concerning the Partnership is contained in the Partnership's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Commission. Such reports and other documents may be examined and copies may be obtained from the public reference facilities maintained at the principal offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at the Commission's World Wide Web site at http://www.sec.gov. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The Purchaser did not prepare any information included in such reports and extracted in this Offer to Purchase and the Purchaser makes no representation as to the accuracy or completeness of such information.

     The Partnership's Assets and Business

     The Partnership is a limited partnership formed in 1993, under the laws of the State of Delaware. Its principal executive offices are located at 625 Madison Avenue, New York, New York 10022. Its telephone number is (212) 421-5333. The Partnership's fiscal year ends March 31st.

     The Partnership was formed to invest, as a limited partner, in other limited partnerships (referred to herein as "Local Partnerships" or "Subsidiary Partnerships") each of which owns one or more leveraged low-income multifamily residential complexes ("Apartment Complexes") that are eligible for the low-income housing tax credit ("Housing Tax Credit") enacted in the Tax Reform Act of 1986, some of which are eligible for the historic rehabilitation tax credit ("Historic Tax Credit"). Some of the Apartment Complexes benefit from one or more other forms of federal or state housing assistance. Except for the interest owned by the Partnership in one Local Partnership (where the Partnership owns 41.86% of the partnership interests), the Partnership has invested in either 98.99% or 99.89% of the partnership interests in each Local Partnership. According to the Form 10-K, as of March 31, 1998, the Partnership had acquired an interest in 20 Local Partnerships. According to the Form 10-K, the Partnership does not anticipate making additional investments in the future.

     Independence SLP III L.P. ("Independence SLP") is the special limited partner in all 20 Local Partnerships and is an affiliate of the General Partner. Independence SLP has certain rights and obligations in its role as special limited partner which permit Independence SLP to exercise control over the management and policies of the Local Partnerships.

     According to the Form 10-K, the stated investment objectives of the Partnership are to:

     1. Entitle qualified BACs holders to Housing Tax Credits over the Credit Period (as defined below) with respect to each Apartment Complex;

     2. Preserve and protect the Partnership's capital;

     3. Participate in any capital appreciation in value of the Apartment Complexes and provide distributions of sale or refinancing proceeds upon the disposition of the Apartment Complexes; and

     4. Allocate passive losses to individual BACs holders to offset passive income that they may realize from rental real estate investments and other passive activities, and allocate passive losses to corporate BACs holders to offset business income.

     According to the Form 10-K, one of the Partnership's objectives is to entitle qualified BACs holders to Housing Tax Credits over the period of the Partnership's entitlement to claim such Tax Credits (for each Apartment Complex, generally ten years from the date of investment or, if later, the date the Apartment Complex is placed in service; referred to herein as the "Credit Period"). Each of the Local Partnerships in which the Partnership has acquired an interest has been allocated by the relevant state credit agency the authority to recognize Housing Tax Credits during the Credit Period provided that the Local Partnership satisfies the rent restriction, minimum set-aside and other requirements for recognition of the Housing Tax Credits at all times during such period. Once a Local Partnership has become eligible to recognize Housing Tax Credits, it may lose such eligibility and suffer an event of "recapture" if its property fails to remain in compliance with the Housing Tax Credit requirements. According to the Form 10-K, none of the Local Partnerships in which the Partnership has acquired an interest has suffered an event of recapture. According to the Form 10-K, as of March 31, 1998, there can be no assurance that the Partnership will achieve its investment objectives as described above.

     According to the Form 10-K, the Partnership and BACs holders began to recognize Housing Tax Credits with respect to an Apartment Complex when the Credit Period for such Apartment Complex commenced. Because of the time required for the acquisition, completion and rent-up of Apartment Complexes, the amount of Tax Credits per BAC gradually increased over the first five years of the Partnership. Housing Tax Credits not recognized in the first three years will be recognized in the 11th through 15th years. According to the Form 10-K, the Partnership generated $3,683,727, $2,386,725 and $920,294 Housing Tax Credits and $0, $0 and $1,451,336 Historic Tax Credits during the 1997, 1996 and 1995 tax years, respectively.

     According to the Form 10-K and information provided by the Partnership, the Partnership holds a 98.99% or 99.89% limited partnership interest in 19 of the 20 Local Partnerships and a 41.86% interest in 1 Local Partnership. Attached to this Offer to Purchase as Schedule II is a schedule of these Local Partnerships (the "Local Partnership Schedule"), including certain information concerning their respective Apartment Complexes. Attached to this Offer to Purchase as
Schedule III is additional information concerning these Local Partnerships and their Apartment Complexes, including information relating to mortgage encumbrances and accumulated depreciation. The information set forth in Schedules II and III includes information provided by the Partnership and also repeats information set forth in the Form 10-K.

     According to the Form 10-K, the General Partner has generally required in connection with investments in development-stage Apartment Complexes that the general partners of the Local Partnerships (the "Local General Partners") provide completion guarantees and/or undertake to repurchase the Partnership's interest in the Local Partnership if construction or rehabilitation is not completed substantially on time or on budget ("Development Deficit Guarantees"). The Development Deficit Guarantees have generally also required the Local General Partner to provide any funds necessary to cover net operating deficits of the Local Partnership until such time as the Apartment Complex has achieved break-even operations. In addition, the General Partner has generally required that the Local General Partners undertake an obligation to fund operating deficits of the Local Partnership (up to a stated maximum amount) during a limited period of time (typically three to five years) following the achievement of break-even operations ("Operating Deficit Guarantees"). Under the terms of the Development and Operating Deficit Guarantees, amounts funded will be treated as operating loans which will not bear interest and which will be repaid only out of 50% of available cash flow or out of available net sale or refinancing proceeds. In some instances, the Local General Partners are required to undertake an obligation to comply with a Rent-Up Guaranty Agreement, whereby the Local General Partner agrees to pay liquidating damages if predetermined occupancy rates are not achieved. These payments are made without right of repayment. In cases where the General Partner deems it appropriate, the obligations of a Local General Partner under the Development Deficit, Operating Deficit and/or Rent-Up Guarantees are secured by letters of credit and/or cash escrow deposits. See "Liquidity and Capital Resources" below.

     According to the Form 10-K, all leases at the Properties are generally for periods not exceeding one to two years and no tenant occupies more than 10% of the rentable square footage.

     Rent from commercial tenants (to which average rental per square foot applies) comprise less than 5% of the rental revenues of the Partnership. Rents for the residential units are determined annually by HUD and reflect increases in consumer price indexes in various geographic areas.

     According to the Form 10-K, management of the Partnership continuously reviews the physical state of the properties and budgets improvements when required, which are generally funded from cash flow from operations or release of replacement reserve escrows. No improvements are expected to require additional financing.

     According to the Form 10-K, management of the Partnership continuously reviews the insurance coverage of the properties and believes such coverage is adequate.

     Real estate taxes are calculated using rates and assessed valuations determined by the township or city in which the property is located. Such taxes have approximated 1% of the aggregate cost of the Apartment Complexes.

     Selected Financial Data. Set forth below is a summary of certain financial data for the Partnership which has been excerpted from the Form 10-K and the Form 10-Q for the quarter ended June 30, 1998 ("10-Q"). More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein.

             Independence Tax Credit Plus L.P. III and Subsidiaries
                      Consolidated Statements of Operations
                For the Years Ended March 31, 1998, 1997 and 1996
                                    (audited)

                                                                                  Year Ended March 31,
                                                                     -------------------------------------------------
                                                                        1998                1997               1996
                                                                     -----------         -----------        ----------
Revenues:
 Rental income ...............................................       $ 3,583,763         $ 2,737,310        $1,315,538
 Other income ................................................           640,496             682,881           974,392
                                                                     -----------         -----------        ----------
    Total Revenues ...........................................         4,224,259           3,420,191         2,289,930
                                                                     -----------         -----------        ----------
Expenses:
 General and administrative ..................................         1,340,081           1,118,716           676,153
 General and administrative--related parties .................           392,769             494,031           417,432
 Repairs and maintenance .....................................           477,641             345,582            96,978
 Operating and other .........................................           513,816             427,306           196,438
 Real Estate taxes ...........................................           198,566             109,362            26,095
 Insurance ...................................................           252,926             187,773            80,571
 Financial, principally interest .............................         1,271,723             772,263           423,277
 Depreciation and amortization ...............................         1,956,448           1,384,995           656,268
                                                                     -----------         -----------        ----------
    Total Expenses ...........................................         6,403,970           4,840,028         2,573,212
                                                                     -----------         -----------        ----------
Net loss before minority interest ............................        (2,179,711)         (1,419,837)         (283,282)
Minority interest in loss of subsidiary partnerships .........            30,346               2,563               415
                                                                     -----------         -----------        ----------
Net loss .....................................................       $(2,149,365)        $(1,417,274)       $ (282,867)
                                                                     ===========         ===========        ==========
Net loss--limited partners ...................................       $(2,127,871)        $(1,403,101)       $ (280,038)
                                                                     ===========         ===========        ==========
Number of BACs outstanding ...................................            43,440              43,440            42,407
                                                                     ===========         ===========        ==========
Net loss per BAC .............................................       $    (48.98)        $    (32.30)       $    (6.60)
                                                                     ===========         ===========        ==========

                      INDEPENDENCE TAX CREDIT PLUS L.P. III
                                AND SUBSIDIARIES
                      Consolidated Statements of Operations
                                   (Unaudited)


                                                                          Three Months ended June 30,
                                                                          ----------------------------
                                                                              1998             1997
                                                                          ------------    ------------
Rental income .........................................................    $1,210,930      $  781,870
Other income ..........................................................        81,730         128,699
                                                                           ----------      ----------
Total revenues ........................................................     1,292,660         910,569
                                                                           ----------      ----------
Expenses
General and administrative ............................................       371,299         282,684
General and administrative--related parties ...........................       175,923         103,697
Repairs and maintenance ...............................................       166,174          77,628
Operating .............................................................       153,166         128,619
Taxes .................................................................        48,487          38,129
Insurance .............................................................        93,397          73,393
Financial, principally interest .......................................       291,509         215,097
Depreciation and amortization .........................................       536,618         383,154
                                                                           ----------      ----------
Total expenses ........................................................     1,836,573       1,302,401
                                                                           ----------      ----------
Net loss before minority interest .....................................      (543,913)       (391,832)
Minority interest in (income) loss of subsidiary partnerships .........        (7,662)            313
                                                                           ----------      ----------
Net loss ..............................................................    $ (551,575)     $ (391,519)
                                                                           ==========      ==========
Net loss--limited partners ............................................    $ (546,059)     $ (387,604)
                                                                           ==========      ==========
Number of BACs outstanding ............................................        43,440          43,440
                                                                           ==========      ==========
Net loss per BAC ......................................................    $   (12.57)     $    (8.92)
                                                                           ==========      ==========



                                       June 30,                                  March 31,
                                     -----------      --------------------------------------------------------------
FINANCIAL POSITION                       1998             1998             1997             1996             1995
---------------------------------    -----------      -----------      -----------      -----------      -----------
Total assets ....................    $83,041,735      $85,077,315      $76,809,088      $74,448,444      $35,005,729
Total liabilities ...............    $47,193,694      $46,678,291      $38,050,750      $34,647,450      $ 6,862,014
Minority interest ...............    $ 3,512,177      $ 3,511,585      $ 1,721,534      $ 1,346,916      $    95,670
Total partners' capital .........    $34,335,864      $34,887,439      $37,036,804      $38,454,078      $28,048,045

     According to the Form 10-K, during the years ended March 31, 1998, 1997, 1996 and 1995, total assets and liabilities increased primarily due to the continued acquisition of Local Partnerships. For the years ended March 31, 1998, 1997, 1996 and 1995, property and equipment increased approximately $18,000,000, $11,600,000, $28,600,000 and $6,800,000, respectively, construction in progress (decreased) increased approximately ($700,000), $600,000, $4,700,000 and $800,000, respectively, and mortgage notes increased approximately $6,000,000, $4,900,000, $16,000,000 and $2,800,000, respectively. For the years ended March 31, 1996 and 1995, construction notes increased approximately $600,000 and $2,200,000, respectively. For the years ended March 31, 1996 and 1995, the increase in assets was also due to capital contributions which were not fully expended. For the year ended March 31, 1997, the increase in property and equipment and construction in progress was partially offset by a decrease in cash and cash equivalents, investments available for sale and cash held in escrow as a result of the funding of such acquisitions and construction. For the years ended March 31, 1997, 1996 and 1995, minority interest increased due to capital contributions from local general partners.

Cash Distributions

     According to the Form 10-K, the Partnership has made no distributions to the BACs holders as of March 31, 1998.

Liquidity and Capital Resources

     According to the Form 10-K and Form 10-Q, the Partnership's primary source of funds includes interest earned on the proceeds from its offering that terminated as of May 9, 1995 which are invested in tax-exempt money market instruments pending acquisition of and final payments to Local Partnerships and a working capital reserve in the original amount of 2.5% of gross proceeds raised and interest earned thereon.

     According to the Form 10-K, during the year ended March 31, 1998, cash and cash equivalents decreased approximately $416,000. This decrease is primarily due to construction in progress of $10,423,000, acquisition of property and equipment of $7,935,000, a decrease in accounts payable and other liabilities of $147,000, and net cash used by operating activities of $86,000, a net increase in deferred costs of $122,000, a net increase in due to local general partners and affiliates relating to investing and financing activities of $1,761,000, a decrease in due from general partner and affiliates of $317,000, net proceeds from mortgage notes and construction loans of $4,882,000, a decrease in investments available-for-sale of $6,500,000, a decrease in cash held in escrow of $2,278,000, proceeds from a HUD Grant of $739,000 and an increase in capitalization of consolidated subsidiaries attributable to minority interest of $1,820,000.

     According to the Form 10-K, the Partnership has working capital reserves of approximately $792,000 and $1,095,000 at March 31, 1998 and September 30, 1997, respectively. According to the Form 10-Q, the working capital reserves were approximately $336,000 at June 30, 1998.

     According to the Form 10-K, Partnership management fees owed to the General Partner amounting to approximately $200,000 and $150,000 were accrued and unpaid as of March 31, 1998 and 1997, respectively. According to the Form 10-Q, such accrued and unpaid management fees equaled $280,000 at June 30, 1998.

     According to the Form 10-K, the Partnership has negotiated Development Deficit Guarantees with the Local Partnerships in which it has invested. The Local General Partners have agreed to fund development deficit through the certain dates as defined in the partnership agreement of each Local Partnership. The guarantees are defined in the respective partnership agreements. All current development deficit guarantees expire upon completion of the improvements of each Property. Management of the Partnership does not expect their expiration to have a material impact on liquidity, based on prior years' fundings.

     According to the Form 10-K, the Partnership has negotiated Operating Deficit Guaranty Agreements with all Local Partnerships pursuant to which the Local General Partners have agreed to fund operating deficits for a specified period of time. The terms of the Operating Deficit Guaranty Agreements vary for each Local Partnership, with maximum dollar amounts to be funded for a specified period of time, generally three years, commencing on the break-even date. According to the Form 10-K, as of March 31, 1998, 1997 and 1996, the gross amounts of the Operating Deficit Guarantees aggregated approximately $4,597,000, $3,360,000 and $2,991,000, respectively, none of which had expired as of March 31, 1998, 1997 and 1996. All current operating deficit guarantees expire within the next three years. As of March 31, 1998, 1997 and 1996, approximately $343,000, $323,000 and $62,500, respectively, had been funded under the Operating Deficit Guaranty Agreements. Amounts funded under such agreements are treated as non-interest bearing loans, which will be paid only out of 50% of available cash flow or out of available net sale or refinancing proceeds. Management of the Partnership does not expect the expiration of the current operating deficit guarantees to have a material impact on liquidity, based on prior years' fundings.

     In addition, several Local Partnerships have Rent-Up Guaranty Agreements, in which the Local General Partner agrees to pay liquidated damages if predetermined occupancy rates are not achieved. The terms of the Rent-Up Guaranty Agreements vary for each Local Partnership, with maximum dollar amounts to be funded for a specified period of time. According to the Form 10-K, as of March 31, 1998, 1997 and 1996, the gross amounts of the Rent-Up Guarantees for the Local Partnerships aggregated approximately $1,719,000, $1,326,000 and $1,326,000, respectively, of which approximately $1,755,000, $542,000 and $542,000 had expired as of March 31, 1998, 1997 and 1996, respectively. All current rent-up deficit guarantees expire within the next three years. There has not been any funding under the Rent-Up Guaranty Agreements. Amounts received under rental guaranty from the sellers of the properties purchased by the Local Partnerships in which the Partnership has an interest will be treated as a reduction of the asset. Management of the Partnership does not expect the expiration of the current rent-up deficit guarantees to have a material impact on liquidity, based on prior years' fundings.

     According to information provided by the Partnership, cash flow distributions received from operations of the Local Partnerships were de minimis during the years ended March 31, 1998 and 1997, respectively. Management of the Partnership anticipates receiving distributions in the future, although not to a level sufficient to permit cash distributions to BACs holders. Management of the Partnership believes that these distributions, as well as the working capital reserves referred to above, will be sufficient to fund the Partnership's ongoing operations for the foreseeable future.

Results of Operations of Certain Local Partnerships

2301 First Avenue Limited Partnership

     According to the Form 10-K, 2301 First Avenue Limited Partnership ("2301 First Avenue") is a defendant in a lawsuit alleging personal injury. The amount of the claim may exceed 2301 First Avenue's insurance coverage limits. In the opinion of 2301 First Avenue's management, the general contractor is responsible for the claim. However, the building's insurance carrier does not believe that any claim paid will exceed the insurance coverage. A lawsuit by a Class Z limited partner seeking damages, in a material amount, has been commenced against the building's general contractor, and the sole stockholder of the corporate general partner. The plaintiff alleges breach of agreements involving several projects including 2301 First Avenue. The action is in the discovery stage and 2301 First Avenue and the related defendants cannot estimate damages, if any. Since it is premature to make an evaluation of the amount of 2301 First Avenue's potential loss, management of the Partnership is of the opinion that no accrual for potential losses is currently warranted in the financial statements. According to the Form 10-K, the Partnership's investment in and advances to 2301 First Avenue at March 31, 1998 and 1997 was approximately $531,000 and $656,000, respectively, and the minority interest balance was zero at each date. 2301 First Avenue's net loss after minority interest amounted to approximately $135,000, $261,000 and $76,000 for the years ended March 31, 1998, 1997 and
1996, respectively.

New Zion Apartments Limited Partnership

     According to the Form 10-K, at December 31, 1997, current liabilities of New Zion Apartments Limited Partnership ("New Zion") exceed its current assets by over $149,000. Although this condition could raise substantial doubt about New Zion's ability to continue as a going concern, such doubt is alleviated as follows:

     1. Included in current liabilities at December 31, 1997 is $76,067 owed to related parties who do not intend to pursue collection beyond New Zion's ability to pay.

     2. The Local General Partner has agreed to fund operating deficits up to $200,000.

     3. Rent subsidy payments begin January 1, 1998.

     Accordingly, management believes that New Zion has the ability to continue as a going concern for at least one year from December 31, 1997.

Edward Hotel Limited Partnership


     Edward Hotel Limited Partnership ("Edward Hotel") has not been paying its debt service of interest only with respect to its $1,175,000 loan to the State of California Department of Housing and Community Development ("HCD"). Edward Hotel is in discussions with HCD and intends to restructure the terms of the loan in 1998.


Year 2000 Compliance

     According to the Form 10-K, as the year 2000 approaches, an issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Failure to adequately address this issue could have potentially serious repercussions. The General Partner is in the process of working with the Partnership's service providers to prepare for the year 2000. Based on information currently available, the Partnership does not expect that it will incur significant operating expenses or be required to incur material costs to be year 2000 compliant.

Other

     According to the Form 10-K, the Partnership's investment as a limited partner in the Local Partnerships is subject to the risks of potential losses arising from management and ownership of improved real estate. The Partnership's investments also could be adversely affected by poor economic conditions generally, which could increase vacancy levels, rental payment defaults, and operating expenses, any or all of which could threaten the financial viability of one or more of the Local Partnerships.

     According to the Form 10-K, there also are substantial risks associated with the operation of Apartment Complexes receiving government assistance. These risks stem from governmental regulations concerning tenant eligibility, which may make it more difficult to rent apartments in the complexes; difficulties in obtaining government approval for rent increases; limitations on the percentage of income which low- and moderate-income tenants may pay as rent; the possibility that Congress may not appropriate funds to enable HUD to make the rental assistance payments it has contracted to make; and that when the rental assistance contracts expire there may not be market demand for apartments at full market rents in a Local Partnership's Apartment Complex.

     According to the Form 10-K, the Local Partnerships are impacted by inflation in several ways. Inflation allows for increases in rental rates generally to reflect the impact of higher operating and replacement costs. Inflation also affects the Local Partnerships adversely by increasing operating costs, such as fuel, utilities and labor.

The Partnership Agreement

     The General Partner and its affiliates have received or will receive certain types of compensation, fees or other distributions in connection with the operations of the Partnership. The arrangements for payment of compensation and fees set forth in the Partnership Agreement were not determined in arm's-length negotiations with the Partnership.

     Pursuant to the Partnership Agreement, the General Partner is entitled to a consulting and monitoring fee (the "Consulting and Monitoring Fee") for its services in connection with assisting the Local Partnerships in acquiring Apartment Complexes and supervising the construction of the Apartment Complexes. The Consulting and Monitoring Fee is paid by the Partnership and/or the Local Partnerships in an aggregate amount up to 6% of the gross proceeds of the Partnership's offering paid upon investor closings. Consulting and Monitoring Fees are capitalized as a cost of the investments upon the closing of Local Partnerships' acquisitions. According to the Form 10-K, as of both March 31, 1998 and 1997, $2,606,400 of such costs have been incurred, of which $2,509,717 and $1,962,092, respectively, have been capitalized.

     Pursuant to the Partnership Agreement, the General Partner is entitled to a fee (the "Partnership Management Fee") for its services in connection with the administration of the affairs of the Partnership (including, without limitation, coordination of communications between the Partnership and BACs holders and with the Local Partnerships). The Partnership Management Fee is payable annually and is determined by the General Partner based on its review of the Partnership's investments, up to a maximum of 0.5% of the Partnership's Invested Assets (as defined below); provided, however, Partnership Management Fees for any year will be reduced to the extent that the sum of (i) the aggregate amount of operating cash flow received by affiliates of the General Partner or the General Partner itself from Local Partnerships and (ii) the amount of operating cash flow received by the General Partner from the Partnership exceeds 1% of all distributions of operating cash flow by the Partnership for such year. "Invested Assets" means the purchase price paid upon the acquisition by the Partnership of the Properties and interests in Local Partnerships, including (i) the total of all fees and commissions paid in connection with the selection or purchase by the Partnership or Local Partnerships of any interests in Local Partnerships or any Properties, and (ii) the amount of all liens and mortgages on the Properties. For the three years ended March 31, 1998, 1997 and 1996, the General Partner earned aggregate Partnership Management Fees of $50,000, $237,252 and $245,805, respectively. According to the Form 10-K, Partnership Management Fees owed to the General Partner amounting to approximately $200,000 and $150,000 were accrued and unpaid as of March 31, 1998 and 1997, respectively.

     According to the Partnership Agreement, the General Partner is also entitled to receive a disposition fee (the "Disposition Fee") for services rendered in connection with the sale of a property or the sale of the Partnership's interest in a Local Partnership. Payment of such fee shall be subordinated to the return to Limited Partners and BACs holders of their capital contribution and other items as set forth in the Partnership Agreement. Each Disposition Fee is equal to the lesser of one-half the competitive real estate commission or 3% of the sale price in respect of any such sale (including the principal amount of any mortgage loans and any related seller financing with respect to a property to which such sale is subject). In no event, however, shall the Disposition Fee and all other fees payable to the General Partner or any of its affiliates and any unrelated parties arising out of any given sale exceed in the aggregate the lesser of the competitive rate or 6% of the gross proceeds from such sale. For the three years ended March 31, 1998, 1997 and 1996, the General Partner did not earn any Disposition Fee.

     Independence SLP is an affiliate of the General Partner. Independence SLP, as special limited partner of the Local Partnerships, earned a fee (the "Local Administrative Fee") of $44,000, $25,000 and $16,500 from the

Local Partnerships for the three years ended March 31, 1998, 1997 and 1996, respectively. According to the Form 10-K, Independence SLP is entitled to receive up to $5,000 per year as a Local Administrative Fee from each Local Partnership of which it is a special limited partner, but the sum of the aggregate Local Administrative Fee and the Partnership Management Fee for any year shall not exceed 0.5% of Invested Assets.


     The General Partner and the officers and directors of the General Partner are each entitled to indemnification under certain circumstances from the Partnership pursuant to provisions of the Partnership Agreement. Generally, the General Partner is also entitled to reimbursement of expenditures made on behalf of the Partnership. An affiliate of the General Partner performs asset monitoring services for the Partnership. These services include site visits and evaluations of the Local Partnerships' performance. For the years ended March 31, 1998, 1997 and 1996, the Partnership incurred, in the aggregate, $119,911, $91,999 and $79,409, respectively, to the General Partner and its affiliates as reimbursement of expenditures and asset monitoring services made on behalf of the Partnership.


     10. Certain Information Concerning the Purchaser.

Purchaser

     The Purchaser was organized for the purpose of acquiring the BACs pursuant to the Offer, to acquire other securities which generate tax credits and/or tax losses, and, ultimately, to sell its membership interests to third parties (principally corporations) with a need for such tax credits and tax losses. The principal executive office of the Purchaser is at 625 Madison Avenue, New York, New York 10022. The managing member of the Purchaser (the "Managing Member") is Lehigh Tax Credit Partners, Inc., a Delaware corporation. Since its inception, the directors of the Managing Member have been J. Michael Fried, Stuart J. Boesky, and Alan P. Hirmes. The executive officers of the Managing Member are J. Michael Fried, Stuart J. Boesky, Alan P. Hirmes, Marc D. Schnitzer and Denise L. Kiley. The business address for each of Messrs. Fried, Boesky, Hirmes and Schnitzer and Ms. Kiley is 625 Madison Avenue, New York, New York 10022.

     For certain information concerning the executive officers and directors of the Managing Member, see Schedule I to this Offer to Purchase. Other than Ms. Kiley, the persons set forth on Schedule I, who effectively control the Purchaser, are also officers of Related Independence Associates III Inc., the sole general partner of the General Partner. Therefore, the Purchaser and the General Partner, subject to its fiduciary duties, may have a conflict of interest with respect to certain matters involving BACs holders, Limited Partners and/or the Partnership.

     Except as otherwise set forth in this Offer to Purchase or Schedule I hereto, (1) neither the Purchaser, the Managing Member and, to the best of the Purchaser's knowledge, the persons listed on Schedule I, nor any affiliate of the foregoing beneficially owns or has a right to acquire any BACs, (2) neither the Purchaser, the Managing Member and, to the best of the Purchaser's knowledge, the persons listed on Schedule I, nor any affiliate thereof or director, executive officer or subsidiary of the Managing Member has effected any transaction in the BACs within the past 60 days, (3) neither the Purchaser, the Managing Member and, to the best of the Purchaser's knowledge, any of the persons listed on Schedule I, nor any director or executive officer of the Managing Member has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, (4) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser, the Managing Member, or, to the best of the Purchaser's knowledge, the persons listed on
Schedule I to this Offer to Purchase, on the one hand, and the Partnership or its affiliates, on the other hand, and (5) there have been no contracts, negotiations or transactions between the Purchaser, the Managing Member or, to the best of the Purchaser's knowledge, the persons listed on Schedule I, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     The Purchaser owns 57 BACs, which represents less than 1% of the number of BACs outstanding as reported in the Form 10-K (the most recently available filing containing such information).

Everest

     The following information was furnished to Purchaser by Everest Properties, Inc. ("Everest"):

     Everest, with whom an affiliate of the Purchaser has entered into a certain letter agreement more particularly described in Section 11 below, is a California corporation whose principal business is investing in real estate partnerships. The principal office of Everest is 199 South Los Robles Avenue, Suite 440, Pasadena, California 91101. For certain information concerning the executive officers and directors of Everest, see Schedule I. The inclusion of information concerning Everest does not constitute any acknowledgment or agreement that Everest is a co-bidder in the Offer.

     Neither Everest nor any executive officer or director of Everest has, during the past five years, (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to a civil proceeding in a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or a finding of any violation of such laws. Except as otherwise set forth in this Offer to Purchase: Everest does not beneficially own or have a right to acquire, and, to the best knowledge of Everest, no associate or majority-owned subsidiary of Everest or the persons listed in Schedule I to this Offer to Purchase, beneficially owns or has a right to acquire any BACs; Everest does not have, and, to the best knowledge of Everest, neither the persons and entities referred to above nor any of their executive officers, directors or subsidiaries has, effected any transaction in the BACs within the past 60 days; Everest does not have, and, to the best knowledge of Everest, none of the persons listed in Schedule I to this Offer to Purchase has, any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies; there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between the Partnership or any of its affiliates and Everest or any of its subsidiaries or, to the best knowledge of Everest, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Partnership or its affiliates, on the other hand; and, there have been no contracts, negotiations or transactions between the Partnership or any of its affiliates and Everest or any of its subsidiaries or, to the best knowledge of Everest, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     11. Background of the Offer.

     The purpose of the Offer is to enable the Purchaser to acquire a significant interest in the Partnership for investment purposes based on its expectation that the Partnership will continue to generate Tax Credits and tax losses attributable to the BACs. The Purchaser intends to sell, and has begun the process of selling, membership interests in the Purchaser to third parties (mostly corporations) with a need for Tax Credits and/or tax losses. The aggregate sales price of the Purchaser's membership interests to third parties will be equal to the aggregate purchase price for the tendered BACs and all other securities acquired by the Purchaser pursuant to secondary market transactions, together with the expenses associated therewith, the expenses associated with the Purchaser's sale of membership interests and the prepayment of certain fees and expenses in connection with the Purchaser's operations. Neither the Purchaser nor its current members will derive a profit from the sale of the Purchaser's membership interests. However, affiliates of the Purchaser will earn substantial fees in connection with such sales, for structuring this transaction and for performing certain services for the Purchaser. See Item 8, Purpose of the Offer; Future Plans.

     The Purchaser has not commenced tender offers for the securities of affiliated partnerships in the past but will commence such tender offers in the future. However, affiliates of the Purchaser have previously commenced and completed such tender offers. In connection with a tender offer and the settlement of matters relating to such tender offer, commenced on April 10, 1997 by Lehigh Tax Credit Partners L.L.C. ("Lehigh I"), an affiliate of the Purchaser, Lehigh I entered into an agreement with Everest, dated April 23, 1997 (the "Everest Agreement", a copy of which has been filed as Exhibit (c)(2) to the Purchaser's Tender Offer Statement on Schedule 14D-1 filed with the Commission on October 9, 1998). Pursuant to the Everest Agreement, Lehigh I and its affiliates (including the Purchaser) granted to Everest, among other things, an option to purchase up to 25% of the BACs tendered in the Offer on the same terms and conditions as the Purchaser's purchase of BACs (the "Everest Option"). In consideration of the foregoing, Everest agreed, among other things, that neither it nor any of its affiliates will, directly or indirectly: (i) in any manner, including, without limitation, by tender offer (whether or not pursuant to a filing made with the Commission), acquire, attempt to acquire or make a proposal to acquire, directly or indirectly, any securities of the Partnership, except for (a) the BACs it acquires pursuant to the Everest Option and (b) purchases of de minimis amounts of securities in the secondary market at the prevailing secondary market price (it being under-stood that the purchaser of such de minimis amounts of securities shall be bound by the terms and conditions of the Everest Agreement); (ii) seek or propose to enter into, directly or indirectly, any merger, consolidation, business combination, sale or acquisition of assets, liquidation, dissolution or other similar transaction involving the Partnership; (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" or "consents" (as such terms are used in the proxy rules of the Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Partnership; (iv) form, join or otherwise participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange
Act) with respect to any voting securities of the Partnership; (v) disclose in writing to any third party any intention, plan or arrangement inconsistent with the terms of the Everest Agreement; or (vi) loan money to, advise, assist or encourage any person in connection with any action inconsistent with the terms of the Everest Agreement. The foregoing restrictions shall continue in full force and effect forever, in perpetuity, with respect to the securities of the Partnership unless the Purchaser fails to perform its obligations under the Everest Agreement. The foregoing description of the Everest Agreement is subject to and qualified in its entirety by reference to such agreement, which agreement is incorporated herein by reference.

     The Purchaser and the General Partner are effectively controlled by the same persons. Therefore, the Purchaser and the General Partner, subject to its fiduciary duties, may have a conflict of interest with respect to certain matters involving BACs holders, Limited Partners and/or the Partnership. In order to address certain of those matters, the Purchaser entered into the Standstill Agreement.

     The Partnership expressed concern that consummation of the Offer would cause it to be classified as a "publicly-traded partnership" (a "PTP") for federal income tax purposes and, therefore, suffer adverse tax consequences. To address this concern, the Purchaser agreed to retain an independent law firm to deliver a legal opinion to the Partnership that consummation of the Offer will not result in it being treated as a PTP. This legal opinion (a copy of which has been filed as Exhibit (d)(1) to the Purchaser's Tender Offer Statement on
Schedule 14D-1 filed with the Commission on October 9, 1998) was rendered on October 9, 1998 and, based on certain assumptions set forth in such legal opinion, stated that consummation of the Offer will not cause the Partnership to be treated as a publicly-traded partnership for federal income tax purposes.


     The Purchaser requested that the Partnership mail this Offer to Purchase, the related Letter of Transmittal and other relevant material. On October 9, 1998, the Partnership notified the Purchaser that it anticipated mailing such materials at the Purchaser's expense on such date and the Offer was commenced on such date.


     12. Source of Funds.


     The Purchaser expects that approximately $8,145,000 (exclusive of fees and expenses) would be required to purchase all of the BACs sought pursuant to the Offer, if tendered. Other than BACs purchased by Everest pursuant to the Everest Option, if any, the Purchaser presently contemplates that it will borrow all of such funds from one of its members pursuant to a promissory note dated as of October 9, 1998 (a copy of which has been filed as Exhibit (b)(1) to the Purchaser's Tender Offer Statement on Schedule 14D-1 filed on October 9, 1998) (the "Tender Offer Loan"), containing substantially the same economic terms and conditions that such member borrows such funds under an existing credit facility it has available to it with BankBoston, National Association (formerly known as The First National Bank of Boston) ("BankBoston") and Fleet National Bank (the "Lenders"). Alternatively, if the Purchaser has completed its contemplated sale of membership interests, the Purchaser may finance the purchase of BACs pursuant to the Offer with its own working capital resulting from capital contributions from its members. Notwithstanding the availability of such funds, the Purchaser will have the right, and may elect to utilize funds from the Tender Offer Loan to purchase BACs pursuant to the Offer.

     The existing credit agreement is among the Lenders and RCC Credit Facility, L.L.C., Related Capital Company and The Related Companies, L.P.. The stated interest rate is the "Base Rate" (as publicly announced by BankBoston, from time to time) plus 0.5%, which is presently equal to 8.25% per annum or, at the election of RCC Credit Facility, L.L.C., the "Euro Loan Rate" plus 2.375%. All of the BACs tendered pursuant to the Offer and all of the Purchaser's membership interests will be pledged to the Lenders to secure the loan. Additionally, Related Capital Company will guarantee all amounts borrowed under such credit facility.


     The Purchaser expects to repay all amounts borrowed from its member by selling additional membership interests to persons or entities that have a need for the Tax Credits and/or tax losses from the BACs. No plans or arrangements have been made with regard to the payment of periodic interest required by the terms of the loan. However, it is expected that if interest payments are due and payable, the Purchaser may borrow those funds from its affiliate(s).

     If Everest exercises the Everest Option for 25% of all of the BACs sought pursuant to the Offer and 10,860 BACs are tendered and accepted for payment, the Purchaser expects that approximately $2,036,250 (exclusive of fees and expenses) of the aggregate purchase price would be paid by Everest. Everest has informed the Purchaser that Everest will obtain all of such funds from investment funds Everest has raised from investors.

     13. Purchase Price Considerations.

     The Purchaser has set the Purchase Price at $750 net per BAC (subject to adjustment as set forth in this Offer to Purchase). The Purchaser considered the estimated potential benefits to a non-tendering BACs holder (see below in this Section 13) and determined the Purchase Price in order to provide comparable potential benefits to a tendering BACs holder.

     If you tender your BACs pursuant to the Offer, the Purchaser believes your aggregate benefits will total $1,380:

          Purchase Price:                                          $  750
          Tax Credits Received through November 30, 1998:             293
          Tax Savings:                                                 80
          Interest to Be Earned on Investing Purchase Price:          275
          Historic Tax Credit Recapture:                              (18)
                                                                   ------
                                                                   $1,380
                                                                   ======

     If you retain your BACs, the Purchaser believes your aggregate benefits will total $1,350:

          Tax Credits Received through November 30, 1998:         $  293
          Present Value of Expected Remaining Tax Credits:           728
          Present Value of Original Investment, if returned:         329
                                                                  ------
                                                                  $1,350
                                                                  ======

     The Purchaser believes that the projected aggregate per BAC benefit from the Offer, together with the benefits received since 1994, total approximately $1,380. Such benefits include $750 (the Purchase Price) plus $293 (representing the Tax Credits allocated through November 30, 1998) plus approximately $80 (representing the tax savings, assuming a tax rate of 20% for capital gain and 36% for ordinary income, attributable to the use of a capital loss of $27 and an ordinary loss of $208 the Purchaser believes an individual BACs holder will realize if all of his BACs are sold in the Offer) plus approximately $275 (representing the assumed return on the reinvestment of the Purchase Price at 4% for approximately 12 years, discounted at a rate of 8%) less approximately $18 (representing a recapture of Historic Tax Credits). The projected benefit of $1,380 assumes the BACs holder acquired the BACs pursuant to the original offering and such BACs holder did not utilize any passive losses. The projected benefit may be more or less depending on, among other things, a tendering BACs holder's tax rate and the return a tendering BACs holder may earn upon investing the Purchase Price.

     The Purchaser believes that such aggregate projected benefit compares favorably with the potential benefits to a BACs holder who remains in the Partnership (together with the benefits received since 1994), continuing to receive Tax Credits, and assuming a return of the present value of the original investment of $1,000 as, and if, the 20 properties owned by the Local Partnerships in which the Partnership has an interest are sold for amounts in excess of the then existing indebtedness and other liabilities. The aggregate of such potential benefits is estimated by the Purchaser to be approximately $1,350, which includes $293 (the Tax Credits allocated through November 30,
1998) plus $728 (the present value at 8% of the remaining Tax Credits to be allocated over the remaining compliance period) plus approximately $329 (the present value at 8% of a BACs holder's original $1,000 investment, returned ratably over the 4 years beginning December 1, 2011 and ending December 1, 2014 and assuming a discount rate of 8%). There can, however, be no assurance that these benefits will be realized. Neither the General Partner nor the Purchaser is making any representation, and there can be no assurance, that any or all of the properties owned by the Local Partnerships in which the Partnership has an interest will be sold and, if sold, will result in distributable cash sufficient to return any of a BACs holder's original investment.

     The Form 10-K states that: "Neither the BACs nor the Limited Partnership Interests are traded on any established trading market. The Partnership does not intend to include the BACs for quotation on NASDAQ or for listing on any national or regional stock exchange or any other established securities market." At present, pri-vately negotiated sales and sales through intermediaries (e.g., through the trading system operated by Chicago Partnership Board, Inc., which publishes sales by holders of BACs) are the only means available to BACs holders to liquidate an investment in BACs (other than the Offer) because the BACs are not listed or traded on any exchange or quoted on any NASDAQ list or system. According to Partnership Spectrum, an independent third-party industry publication, for the two months ended August 31, 1997, a total of 20 BACs traded at a per BAC price of $850. Set forth below is a schedule of the trading activity of BACs during the two years ended August 31, 1998 as reported by The Partnership Spectrum (as of the date of this Offer to Purchase, the most recent issue of The Partnership Spectrum is for the two month period ended August 31,
1998):

              Trading Activity for Two Years Ended August 31, 1998

               Period                        Low/High         No. of BACs Traded
               ------                        --------         ------------------
July 1, 1996--September 30, 1996       $   870/$870                   20
October 1, 1996--November 30, 1996     $   870/$870                    5
December 1, 1996--January 31, 1997     $   700/$824.78                32
February 1, 1997--May 31, 1997               N/A                       0
June 1, 1997--July 31, 1997            $   850/$850                   20
August 1, 1997--August 31, 1998              N/A                       0

BACs holders are advised, however, that such gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of BACs, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices.

     The Purchase Price represents the price at which the Purchaser is willing to purchase BACs. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. The Purchaser did not attempt to obtain current independent valuations or appraisals of the underlying assets owned by the Partnership. Other measures of the value of the BACs may be relevant to BACs holders. BACs holders are urged to consider carefully all of the information contained herein and should consult with their respective tax and other advisors regarding the terms of the Offer before deciding whether to tender BACs.

     14. Conditions of the Offer.

     Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment, subject to Rule 14e-1(c) under the Exchange Act, any tendered BACs and may terminate the Offer as to any BACs not then paid for if, prior to the Expiration Date, (i) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the BACs pursuant to the Offer, the Purchaser will have full rights to ownership as to all such BACs and the Purchaser will become the transferee of the purchased BACs for all purposes under the Partnership Agreement, (ii) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon the purchase of the BACs pursuant to the Offer, the Transfer Restrictions will have been satisfied, or (iii) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment and may terminate or amend the Offer as to such BACs if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exist:

     (a) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement or escalation of a war, armed hostilities or other national or international crisis involving the United States, (iv) any limitation (whether or not mandatory) imposed by any governmental authority on, or any other event that might have material adverse significance with respect to, the nature or extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing, a material acceleration or worsening thereof; or

     (b) any material adverse change (or any condition, event or development involving a prospective material adverse change) shall have occurred or be likely to occur in the business, prospects, financial condition, results of operations, properties, assets, liabilities, capitalization, partners' equity, licenses, franchises or businesses of the Partnership and its subsidiaries taken as a whole; or

     (c) there shall have been threatened, instituted or pending any action, proceeding, application, audit, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by or before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational, which (i) challenges the acquisition by the Purchaser of the BACs or seeks to obtain any material damages as a result thereof, (ii) makes or seeks to make illegal, the acceptance for payment, purchase or payment for any BACs or the consummation of the Offer, (iii) imposes or seeks to impose limitations on the ability of the Purchaser or any affiliate of the Purchaser to acquire or hold or to exercise full rights of ownership of the BACs, including, but not limited to, the right to vote (through the Assignor Limited Partner) any BACs purchased by them on all matters with respect to which BACs holders have the right to direct the Assignor Limited Partner on the manner in which it will vote on matters presented to the Limited Partners and BACs holders, (iv) may result in a material diminution in the benefits expected to be derived by the Purchaser or any of their affiliates as a result of the Offer,
(v) requires divestiture by the Purchaser of any BACs, (vi) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership or the Purchaser, or (vii) challenges or adversely affects the Offer; or

     (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall have been enacted, promulgated, entered, enforced or deemed applicable to the Offer, or any other action shall have been taken, by any government, governmental authority or court, domestic or foreign, other than the routine application to the Offer of waiting periods that has resulted, or in the reasonable good faith judgment of the Purchaser could be expected to result, in any of the consequences referred to in clauses (i) through (vii) of paragraph
(c) above; or

     (e) the Partnership or any of its subsidiaries shall have authorized, recommended, proposed or announced an agreement or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any comparable event, not in the ordinary course of business consistent with past practices; or

     (f) the failure to occur of any necessary approval or authorization by any federal or state authorities necessary to the consummation of the purchase of all or any part of the BACs to be acquired hereby, which in the reasonable judgment of the Purchaser in any such case, and regardless of the circumstances (including any action of the Purchaser) giving rise thereto, makes it inadvisable to proceed with such purchase or payment; or

     (g) the Purchaser shall become aware that any material right of the Partnership or any of its subsidiaries under any governmental license, permit or authorization relating to any environmental law or regulation is reasonably likely to be impaired or otherwise adversely affected as a result of, or in connection with, the Offer; or

     (h) the Partnership or its General Partner shall have amended, or proposed or authorized any amendment to, the Partnership Agreement or the Purchaser shall have become aware that the Partnership or its General Partner has proposed any such amendment.

     The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) giving rise to such condition, or may be waived by the Purchaser, in whole or in part, from time to time in its sole discretion. The failure by the Purchaser at any time to exercise the foregoing rights will not be deemed a waiver of such rights, which will be deemed to be ongoing and may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties.

     15. Certain Legal Matters.

     Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Partnership with the Commission and other publicly available information regarding the Partnership, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of BACs as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of BACs by the Purchaser pursuant to the Offer as contemplated herein, other than the filing of a Tender Offer Statement on
Schedule 14D-1 (which has been filed)
and any required amendments thereto. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's or the Purchaser's businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action in the event that such approvals were not obtained or such actions were not taken.

     Appraisal Rights. BACs holders will not have appraisal rights as a result of the Offer.

     State Anti-takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations or other entities which are incorporated or organized in such states or which have substantial assets, securityholders, principal executive offices or principal places of business therein. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection therewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase BACs tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obliged to accept for purchase or pay for any BACs tendered.

     ERISA. By executing and returning the Letter of Transmittal, a BACs holder will be representing that either (a) the BACs holder is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or an entity deemed to hold "plan assets" within the meaning of 29.C.F.R. '2510.3-101 of any such plan; or (b) the tender and acceptance of BACs pursuant to the Offer will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     Margin Requirements. The BACs are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to the Offer.

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The Purchaser does not believe any filing is required under the HSR Act with respect to its acquisition of BACs contemplated by the Offer.

     16. Certain Fees and Expenses.

     Except as set forth in this Section 16, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of BACs pursuant to the Offer. The Purchaser has chosen initially not to utilize the services of an outside information agent/depository (the "Outside Agent") in connection with the Offer, but reserves the right retain an Outside Agent in the future. In such a case, the Purchaser will pay to such Outside Agent reasonable and customary compensation for its services, plus reimbursement for reasonable out-of-pocket expenses, and may agree to indemnify such Outside Agent against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. The Purchaser will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

     17. Miscellaneous.

     The Offer is being made to all BACs holders, Beneficial Owners and Assignees, all to the extent their names and addresses are reflected on the books and records of the Partnership. The Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If the Purchaser becomes aware of any state where the making of the Offer is so prohibited, the Purchaser will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) BACs holders in such state.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, the Purchaser has filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth with respect to information concerning the Partnership in
Section 9 ("Certain Information Concerning the Partnership") (except that they will not be available at the regional offices of the Commission).

     No person has been authorized to give any information or make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.


                                           Lehigh Tax Credit Partners III L.L.C.

October 9, 1998

                                   APPENDIX A

                            GLOSSARY OF DEFINED TERMS

     "Assignee" means a person or entity who has purchased BACs but is not recognized on the books and records of the Partnership maintained by the Assignor Limited Partner as a registered holder of such BACs.

     "Assignor Limited Partner" means Independence Assignor Inc., a Delaware corporation, or any successor to it which holds Limited Partnership Interests on behalf of BACs holders.

     "BACs" means the beneficial assignment certificates executed by the Assignor Limited Partner and delivered to a purchaser of BACs in evidence of the assignment by the Assignor Limited Partner to such BACs holder of all of the economic and virtually all of the other rights, benefits and privileges of the ownership of a portion of the Partnership interest of the Assignor Limited Partner.

     "BACs holder" means a holder of BACs and who is reflected as an assignee of record of BACs on the books and records of the Partnership maintained by the Assignor Limited Partner.


     "BankBoston" means BankBoston, N.A. (formerly known as The First National Bank of Boston).


     "Beneficial Owner" means a BACs holder in the case of BACs owned by Individual Retirement Accounts or Keogh plans.

     "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time, and any time period of business days will be computed in accordance with Rule 14d-1(c)(6) under the Exchange Act.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Credit Period" has the meaning set forth in Section 9.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Everest" means Everest Properties, Inc.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Expiration Date" has the meaning set forth in Section 1.

     "Form 10-K" means the Partnership's Form 10-K for the fiscal year ended March 31, 1998.

     "FTC" means the Federal Trade Commission.

     "General Partner" means Related Independence Associates III L.P., a Delaware limited partnership and the general partner of the Partnership. The General Partner is affiliated with the Purchaser.

     "Historic Tax Credits" means any historic rehabilitation credits to tax allowed to the Partnership and its partners under Section 47 of the Code.

     "Housing Tax Credits" means any low-income housing credits to tax allowed to the Partnership and its partners under Section 42 of the Code.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Independence SLP" means Independence SLP III L.P., a Delaware limited partnership and an affiliate of the General Partner.

     "IRA" means an individual retirement account.

     "Lenders" means BankBoston and Fleet National Bank.

     "Limited Partner" means the Assignor Limited Partner, the Original Limited Partner or any other person or entity who is admitted as a Substituted Limited Partner, at the time of reference thereto, in such person's or entity's capacity as a limited partner of the Partnership.

     "Limited Partnership Interest" means the ownership interest of a Limited Partner, including its interest in distributions, including liquidating distributions, and profits and losses of the Partnership and all of its other rights, duties and obligations under the Partnership Agreement.

     "Managing Member" means Lehigh Tax Credit Partners, Inc., a Delaware corporation and the managing member of the Purchaser.

     "NASD" means the National Association of Securities Dealers, Inc.

     "Offer" has the meaning set forth in the Introduction.

     "Offer to Purchase" means this Offer to Purchase, dated October 9, 1998.

     "Outside Agent" has the meaning set forth in Section 16.

     "Partnership" means Independence Tax Credit Plus L.P. III, a Delaware limited partnership.

     "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 2, 1994, by and among Related Independence Associates III L.P., a Delaware limited partnership, as General Partner, Alan P. Hirmes as Original Limited Partner, Independence SLP III L.P., a Delaware limited partnership, as Special Limited Partner of Local Partnerships, Independence Assignor Inc., a Delaware corporation, as Assignor Limited Partner, and those persons or entities admitted to the Partnership from time to time as Limited Partners.

     "Purchase Price" has the meaning set forth in the Introduction.

     "Purchaser" means Lehigh Tax Credit Partners III L.L.C., a Delaware limited liability company and an affiliate of the General Partner.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Standstill Agreement" means the letter agreement, dated October 6, 1998, among the Partnership, the Purchaser and the General Partner.

     "Standstill Expiration Date" means October 6, 2008.

     "Substituted Limited Partner" means any person or entity admitted to the Partnership as a Limited Partner pursuant to the provisions of Section 7.2D of the Partnership Agreement.

     "Tax Credits" means Historic Tax Credits and Housing Tax Credits.

     "Tender Offer Loan" has the meaning set forth in Section 12.

     "TIN" means taxpayer identification number.

     "Transfer Restrictions" has the meaning set forth in Section 2.

     "UBTI" means unrelated business taxable income.

     "Unit" means a unit of limited partner interest in the Partnership, representing a cash contribution of $1,000 to the capital of the Partnership.

                                   SCHEDULE I

      EXECUTIVE OFFICERS AND DIRECTORS OF LEHIGH TAX CREDIT PARTNERS, INC.

     Set forth below is the name, current business address, present principal occupation, and employment history for at least the past five years of each executive officer and director of Lehigh Tax Credit Partners, Inc. (the "Managing Member" of the Purchaser). Each person listed below is a citizen of the United States.

     J. Michael Fried is a director and executive officer of the Managing Member. Mr. Fried is also the President and a Director of Related Independence Associates III Inc., the sole general partner of the General Partner. Additionally, Mr. Fried is the sole stockholder of one of the general partners of Related Capital Company ("Related Capital"), a New York general partnership that has, directly or indirectly, sponsored 22 public and 238 private real estate investment programs that have raised in excess of $2.8 billion from more than 106,000 investors. In that capacity, he is generally responsible for all of syndication, finance, acquisition and investor reporting activities of Related Capital and its affiliates. Mr. Fried practiced corporate law in New York City with the law firm of Proskauer Rose Goetz & Mendelsohn (now Proskauer Rose LLP) from 1974 until he joined Related in 1979. Mr. Fried graduated from Brooklyn Law School with a Juris Doctor Degree, magna cum laude; from Long Island University Graduate School with a Master of Science degree in Psychology; and from Michigan State University with a Bachelor of Arts degree in History. Mr. Fried's business address is 625 Madison Avenue, New York, New York 10022.

     Stuart J. Boesky is a director and executive officer of the Managing Member. Mr. Boesky is also a Vice President of Related Independence Associates III Inc., the sole general partner of the General Partner. Mr. Boesky practiced real estate and tax law in New York City with the law firm of Shipley & Rothstein from 1984 until February 1986 when he joined Related Capital. From 1983 to 1984 Mr. Boesky practiced law with the Boston law firm of Kaye, Fialkow, Richmond & Rothstein and from 1978 to 1980 was a consultant specializing in real estate at the accounting firm of Laventhol & Horwath. Mr. Boesky is the sole stockholder of one of the general partners of Related Capital. Mr. Boesky graduated from Michigan State University with a Bachelor of Arts degree and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Laws degree in Taxation from Boston University School of Law. Mr. Boesky's business address is 625 Madison Avenue, New York, New York 10022.

     Alan P. Hirmes is a director and executive officer of the Managing Member. Mr. Hirmes is also the Senior Vice President of Related Independence Associates III Inc., the sole general partner of the General Partner. Additionally, Mr. Hirmes has been a Certified Public Accountant in New York since 1978. Prior to joining Related Capital in October 1983, Mr. Hirmes was employed by Wiener & Co., certified public accountants. Mr. Hirmes is the sole stockholder of one of the general partners of Related Capital. Mr. Hirmes graduated from Hofstra University with a Bachelor of Arts degree. Mr. Hirmes' business address is 625 Madison Avenue, New York, New York 10022.

     Marc D. Schnitzer is an executive officer of the Managing Member. Mr. Schnitzer is also a Vice President of Related Independence Associates III Inc., the sole general partner of the General Partner. Mr. Schnitzer received a Master of Business Administration degree from The Wharton School of The University of Pennsylvania in December 1987 and joined Related Capital in January 1988. From 1983 to 1986, Mr. Schnitzer was a Financial Analyst in the Fixed Income Research department of The First Boston Corporation in New York. Mr. Schnitzer is an Executive Vice President of Related Capital. Mr. Schnitzer received a Bachelor of Science degree, summa cum laude, in Business Administration from the School of Management at Boston University in May 1983. Mr. Schnitzer's business address is 625 Madison Avenue, New York, New York 10022.

     Denise L. Kiley is an executive officer of the Managing Member. Prior to joining Related Capital in 1990, Ms. Kiley was a First Vice President with Resources Funding Corporation where she was responsible for acquiring, financing, and asset managing multifamily residential properties. From 1981 through 1985 she was an auditor with Price Waterhouse. Ms. Kiley is an Executive Vice President of Related Capital. Ms. Kiley holds a Bachelor of Science in Accounting from The Carroll School of Management at Boston College. Ms. Kiley's business address is 625 Madison Avenue, New York, New York 10022.

          EXECUTIVE OFFICERS AND DIRECTORS OF EVEREST PROPERTIES, INC.

      The business address of each executive officer and director of Everest Properties, Inc. is 199 South Los Robles Avenue, Suite 440, Pasadena, California 91101. Each executive officer and director of Everest Properties, Inc. is a United States citizen. The name and principal occupation or employment of each executive officer and director of Everest Properties, Inc. are set forth below.

                                           Present Principal Occupation or Employment
     Name                                  Position and Five-Year Employment History
     ----                                  -----------------------------------------
     W. Robert Kohorst     President and Director of Everest Properties, Inc. from 1994--present.
                           President of Everest Properties II, LLC from 1996--present.
                           President and Director of KH Financial, Inc. from 1991--present.

     David I. Lesser       Executive Vice President of Everest Properties, Inc. from 1995--present.
                           Executive Vice President and Secretary of Everest Properties II, LLC
                           from 1996--present.
                           Principal and member of Feder, Goodman & Schwartz, Inc. from
                           1992-1996.

                                   SCHEDULE II

                           Local Partnership Schedule

                                                             % of Units Occupied at May 1,
                                                           ---------------------------------
Name and Location (Number of Units)       Date Acquired      1998       1997         1996
--------------------------------------   ---------------   --------   --------   -----------
Edward Hotel Limited Partnership
 Los Angeles, CA (47)                    November 1994        98%       100%          98%

Pacific-East L.P.
 Brooklyn, NY (39)                       December 1994       100%        97%         100%

Overtown Development Group, Ltd.
 Miami, FL (65)                          December 1994        78%        89%          90%

Sumpter Commons Associates, L.P.
 Brooklyn, NY (21)                       April 1995           95%        95%         100%

Park Housing Limited Partnership
 Hartford, CT (30)                       May 1995             93%        97%          86%**

Livingston Manor Urban
 Renewal Associates, L.P.
 New Brunswick, NJ (50)                  June 1995            96%        94%          34%**

Jefferis Square Housing
 Partnership L.P.
 Chester, PA (36)                        June 1995           100%        97%           0%*

2301 First Avenue Limited Partnership
 New York, NY (92)                       August 1995          99%        97%          96%

Lewis Street L.P.
 Buffalo, NY (32)                        October 1995         97%       100%           0%*

Savannah Park Housing
 Limited Partnership
 Washington, DC (64)                     October 1995         79%        77%          92%

Brannon Group, L.C.
 Leisure City, FL (80)                   December 1995        94%        95%          96%

Mansion Court Phase II Venture
 Philadelphia, PA (19)                   December 1995       100%       100%           0%*

Primm Place Partners, L.P.
 St. Louis, MO (128)                     December 1995        97%*       31%           0%*

BK-9-A Partners L.P.
 Brooklyn, NY (23)                       December 1995       100%       100%         100%

BK-10K Partners L.P.
 Brooklyn, NY (21)                       December 1995        81%        91%         100%

Aspen-Olive Associates
 Philadelphia, PA (22)                   October 1996        100%         0%*

West Mill Creek Associates III L.P.
 Philadelphia, PA (72)                   January 1997         99%         0%*

Universal Court Associates
 Philadelphia, PA (32)                   April 1997            0%*

                                                             % of Units Occupied at May 1,
                                                           ---------------------------------
Name and Location (Number of Units)       Date Acquired      1998       1997         1996
--------------------------------------   ---------------   --------   --------   -----------
New Zion Apartments, Limited
 Partnership
 Shreveport, LA                          November 1997         0%*

Dreitzer House
 New York, NY                            December 1997         0%*

----------------
 * Properties in construction phase during year indicated.
** Properties in rent-up phase during year indicated.

                                 SCHEDULE III

                  Certain Information Concerning the Properties
                              As of March 31, 1998


                                        Initial Cost to Partnership
                                        ----------------------------
                                                                           Cost
                                                                       Capitalized
                                                                      Subsequent to
                                                      Buildings and    Acquisition:
Description               Encumbrances      Land       Improvements    Improvements      Land
-----------               ------------      ----      -------------   -------------      ----
Apartment Complexes

Edward Hotel
Limited Partnership
 Los Angeles, CA          $2,399,459     $275,000   $  591,240        $2,569,916      $281,123

Pacific-East, L.P.
 Brooklyn, NY              2,159,530        1,950    3,125,584           156,037         8,075

Overtown
Development Group, Ltd.
 Miami, FL                 1,446,235       52,284    2,627,099           147,487        58,408

Sumpter Commons
Associates, L.P.
 Brooklyn, NY              1,253,898          500    1,862,916            46,663         3,673

Park Housing
Limited Partnership
 Hartford, CT                851,456        5,000    2,343,351            64,880         8,173

Livingston Manor
Urban Renewal
Associates, L.P.
 New Brunswick, NJ         3,080,000      119,988    7,047,532           578,995       123,161

Jefferis Square Housing
Partnership, L.P.
 Chester, PA               1,900,000       55,158            0         4,581,407        39,347

2301 First Avenue
Limited Partnership
 New York, NY              5,558,533       64,350    5,818,269            83,080        67,523

Lewis Street Limited
Partnership
 Buffalo, NY               1,600,000        7,000            0         2,746,565        10,173

Savannah Park
Housing Limited
Partnership
 Washington, DC              855,633            0    2,049,888         2,054,271         3,173

Brannon Group, L.C.
 Leisure City, FL          2,366,025      380,000    2,598,402            63,464       383,173

                                                                                                        Life on Which
                                                                                                         Depreciation
                           Gross Amount at which Carried At Close of                                          in
                                             Period                          Year                           Latest
                         ---------------------------------------------        of                            Income
                          Buildings and                   Accumulated   Constitution/        Date        Statements is
Description                Improvements       Total      Depreciation     Renovation       Acquired     Computed (a)(b)
-----------               -------------       -----      ------------   -------------      --------     ---------------
Apartment Complexes

Edward Hotel
Limited Partnership
 Los Angeles, CA          $3,155,033      $3,436,156        $282,261      1994-95      November 1994       40 years

Pacific-East, L.P.
 Brooklyn, NY              3,275,496       3,283,571         452,441      1994-95      December 1994      27.5 years

Overtown
Development Group, Ltd.
 Miami, FL                 2,768,462       2,826,870         236,372      1994-95      December 1994      27.5 years

Sumpter Commons
Associates, L.P.
 Brooklyn, NY              1,906,406       1,910,079         164,502      1995-96      April 1995         27.5 years

Park Housing
Limited Partnership
 Hartford, CT              2,405,058       2,413,231         180,080      1995-96      May 1995           27.5 years

Livingston Manor
Urban Renewal
Associates, L.P.
 New Brunswick, NJ         7,623,354       7,746,515         359,493      1995-96      June 1995           40 years

Jefferis Square Housing
Partnership, L.P.
 Chester, PA               4,597,218       4,636,565         188,292      1995-96      June 1995         20-40 years

2301 First Avenue
Limited Partnership
 New York, NY              5,898,176       5,965,699         623,658      1995-96      August 1995        27.5 years

Lewis Street Limited
Partnership
 Buffalo, NY               2,743,392       2,753,565         174,875      1995-96      October 1995       27.5 years

Savannah Park
Housing Limited
Partnership
 Washington, DC            4,100,986       4,104,159         283,367      1995-96      October 1995       27.5 years

Brannon Group, L.C.
 Leisure City, FL          2,658,693       3,041,866         178,011      1995-96      December 1995       40 years

                  Certain Information Concerning the Properties
                              As of March 31, 1998

                                       Initial Cost to Partnership
                                      -----------------------------
                                                                          Cost
                                                                      Capitalized
                                                                     Subsequent to
                                                     Buildings and    Acquisition
Description             Encumbrances       Land       Improvements    Improvements       Land
-----------             ------------       ----      -------------   -------------       ----
Independence Tax
Credit Fund L.P. (c)    $ 2,387,072    $    1,732     $   339,661     $ 6,157,346    $    5,123

Primm Place
Partners, L.P.
 St. Louis, MO            4,395,000       168,258               0       6,991,409        67,777

BK-9-A Partners L.P.
 Brooklyn, NY             1,087,690             0       1,517,313         (57,378)        3,173

BK-10K Partners L.P.
 Brooklyn, NY             1,216,390        11,000       1,637,762          (8,271)       14,176

West Mill Creek
Associates III L.P.
 Philadelphia, PA         2,773,583        37,031       6,922,563          12,362        37,649

Universal Court
Associates
 Philadelphia, PA                 0        31,024         279,220          12,362        31,642

New Zion
Apartments, Limited
Partnership
 Shreveport, LA           1,125,750        20,000       2,688,770          12,362        20,618

Dreitzer House
 New York, NY               268,335             5               0          12,362           623
                        $36,754,589    $1,230,280     $41,449,570     $26,225,319    $1,166,783
                        ===========    ==========     ===========     ===========    ==========

                                                                                                     Life on Which
                                                                                                      Depreciation
                         Gross Amount at which Carried At Close of                                         in
                                          Period                          Year                           Latest
                       --------------------------------------------        of                            Income
                        Buildings and                  Accumulated   Constitution/        Date        Statements is
Description              Improvements      Total      Depreciation     Renovation       Acquired     Computed (a)(b)
-----------             -------------      -----      ------------   -------------      --------     ---------------
Independence Tax
Credit Fund L.P. (c)     $ 6,493,616    $ 6,498,739    $  122,716      1995-96      December 1995     20-40 years

Primm Place
Partners, L.P.
 St. Louis, MO             7,091,890      7,159,667       116,689      1995-96      December 1995     10-40 years

BK-9-A Partners L.P.
 Brooklyn, NY              1,456,762      1,459,935       107,106      1995-96      December 1995       40 years

BK-10K Partners L.P.
 Brooklyn, NY              1,626,315      1,640,491       119,582      1995-96      December 1995       40 years

West Mill Creek
Associates III L.P.
 Philadelphia, PA          6,934,307      6,971,956       189,094      1997-98      December 1996      27.5 years

Universal Court
Associates
 Philadelphia, PA            290,964        322,606         1,833      1997-98      April 1997         27.5 years

New Zion
Apartments, Limited
Partnership
 Shreveport, LA            2,700,514      2,721,132        17,912      1997-98      November 1997    15-27.5 years

Dreitzer House
 New York, NY                 11,744         12,367         1,833      1997-98      December 1997      27.5 years
                         $67,738,386    $68,905,169    $3,800,117
                         ===========    ===========    ==========

-----------
(a) Depreciation is computed using primarily the straight line method over the estimated useful lives determined by the Partnership date of acquisition.
(b) Personal property is depreciated primarily by the straight line method over the estimated useful lives of 5 to 12 years.
(c) Includes consolidated information for Mansion Court Phase II Venture and Aspen-Olive Associates.

                 Certain Information Concerning the Properties
                              As of March 31, 1998

                                         Cost of Property and Equipment                Accumulated Depreciation
                                   ------------------------------------------     -----------------------------------
                                                                  Year Ended March 31,
                                   ----------------------------------------------------------------------------------
                                       1998            1997           1996           1998          1997        1996
                                   -----------     -----------    -----------     ----------    ----------   --------
Balance at beginning of period     $49,002,477     $36,045,837    $ 6,850,227     $1,937,998    $  609,470   $ 41,573
Additions during period:
 Improvements                       19,902,692      12,956,640     29,195,610
 Depreciation expense                                                              1,862,119     1,328,528    567,897
Deductions during period:
 Dispositions                                0               0              0              0             0          0
                                   -----------     -----------    -----------     ----------    ----------   --------
Balance at close of period         $68,905,169     $49,002,477    $36,045,837     $3,800,117    $1,937,998   $609,470
                                   ===========     ===========    ===========     ==========    ==========   ========

At the time the Local Partnerships were acquired by Independence Tax Credit Plus L.P. III, the entire purchase price paid by Independence Tax Credit Plus L.P. III was pushed down to the Local Partnerships as property and equipment with an offsetting credit to capital. Since the projects were in the construction phase at the time of acquisition, the capital accounts were insignificant at the time of purchase. Therefore, there are no material differences between the original cost basis for tax and GAAP.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. Questions and requests for assistance may be directed to the Purchaser at the address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Purchaser as set forth below, and will be furnished promptly at the Purchaser's expense. The Letter of Transmittal and any other required documents should be sent or delivered by each BACs holder to the Purchaser at its address or facsimile number set forth below. If tendering by facsimile, a BACs holder should subsequently send original copies of the Letter of Transmittal and any other required documents to the Purchaser at its address set forth below. To be effective, a duly completed and signed Letter of Transmittal or facsimile thereof must be received by the Purchaser at the address or facsimile number set forth below before 12:00 midnight, New York City Time, on Monday, November 9, 1998.


                       By Mail/Hand or Overnight Delivery:

                      Lehigh Tax Credit Partners III L.L.C.
                             Attn: Denise Bernstein
                           c/o Related Capital Company
                          625 Madison Avenue, 5th Floor
                            New York, New York 10022

                                Fax: 212-751-3550

                        For Additional Information Call:

                                Denise Bernstein
                      Lehigh Tax Credit Partners III L.L.C.
                          Tel: 1-800-600-6422 ext. 2030

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